                                  ASSET PURCHASE AGREEMENT dated as of November
                          15, 1993, between EDWARD WECK INCORPORATED, a Delaware corporation ("Seller"), and TELEFLEX INCORPORATED, a Delaware corporation ("Buyer").


                 Seller and certain of its affiliates own certain assets and properties which are associated with the conduct of (a) Seller's ligation clips and appliers, hand-held surgical instruments, skin stapling, electrosurgery, hemostatic agents, Dura/Rainey clips and hooks and sponge products businesses as currently conducted and (b) Seller's Hem-O-Lok clips and appliers products business (the "Hem-O-Lok Business") (such businesses referred to in clauses (a) and (b), including Seller's current operations relating to such businesses on the Real Property (as defined in Section 1(b)), taken as a whole, are hereinafter referred to as the "Business"). Buyer desires to purchase substantially all the assets and properties of the Business, and Seller desires to sell such assets and properties, on the terms and subject to the conditions set forth in this Agreement.

                 Accordingly, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                 1. Purchase and Sale of Assets; Certain Defined Terms; Assumption of Liabilities; Taxes. (a) On the terms and subject to the conditions of this Agreement, Seller will sell, convey, transfer and assign (or cause to be sold, conveyed, transferred and assigned) to Buyer, and Buyer will purchase from Seller, (i) the Assets (as defined below) (other than the Foreign Inventory, as defined in Section 4(k)) for a purchase price (the "Purchase Price") of Sixty-three million five hundred thousand Dollars ($63,500,000) in cash (such cash portion of the Purchase Price is referred to herein as the "Cash Purchase Price") and the contingent payments required to be paid to Seller under Section 31 and (ii) the Foreign Inventory on the terms and conditions set forth in Section 2(b). The Cash Purchase Price shall be payable as set forth in Section 2(a), and shall be subject to adjustment as set forth in Section 2(b). The parties agree to negotiate in good faith an allocation of the Purchase Price, as adjusted pursuant to Section 2(b), prior to the Closing Date. The purchase price for the Foreign Inventory shall be allocated to the Foreign Inventory. Buyer and Seller agree to file all income,
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franchise and other tax returns, and execute such other documents or instruments as may be required by any governmental authority, in a manner consistent with such allocation or allocations, as the case may be, including, without limitation, the preparation and filing of Form 8594 under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Neither Buyer nor Seller shall take any position with any taxing authority inconsistent with such allocation or allocations unless otherwise required by applicable law.

                 (b) The term "Assets" shall mean all right, title and interest of Seller and the other Seller Entities (as defined in Section 1(g)) as of the Closing in the assets, properties and rights which are used exclusively or primarily in connection with the Business, whether such assets, properties and rights are real, personal or mixed, tangible or intangible, wherever located and whether or not such assets, properties and rights have value for accounting purposes or are reflected on the books of Seller, other than the Excluded Assets (as defined in Section 1(c)), including, without limitation, the following:

                 (i) all inventories of raw materials, work in process, consigned goods and finished goods (including warehoused inventories and inventories covered by purchase orders) (the "Inventory");

                (ii) all supplies, furniture, fixtures, equipment, vehicles and other tangible personal property listed on Schedule 1(b)(ii) and/or located in the ordinary course on the Real Property (as defined in Section 1(b)(iv)) (the "Equipment") and all ligation clip appliers on loan to customers; Schedule 1(b)(ii) sets forth a list as of June 30, 1993, of all items of Equipment having an original purchase price of more than $10,000;

               (iii) all prepaid expenses (except for prepaid Taxes (as defined in Section 1(f)));

                (iv) all real property, leaseholds and other interests in real property listed on Schedules 4(g)(1) and 4(g)(2) together with all easements, rights, privileges and other appurtenances thereto (collectively, the "Real Property");

                 (v) all contracts, leases, mortgages, indentures, agreements, commitments, purchase orders and other
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         legally binding arrangements, whether oral or written, to which the
         Seller Entities are party or by which they are bound (including those entered into in the ordinary course of business prior to the Closing but excluding (A) those expiring or terminating prior to the Closing,
         (B) those to which only Seller Entities are parties ("Intercompany Contracts"), (C) those which relate both to the Business and to other businesses of the Seller Entities (the "Shared Contracts") and (D) subject to Section 5(h), confidentiality agreements relating to information received by third parties regarding the Business ("Confidentiality Agreements")) (the "Contracts");

                 (vi) all patents, patent applications, trademarks (registered or unregistered), trademark applications, trade names (including, without limitation, the trade names "Weck", "Edward Weck Incorporated" and any variations thereof), designs, logotypes, trade dress, copyrights (registered or unregistered), copyright applications, service marks, all together with the goodwill of the Business associated with such marks, names, designs, logotypes and trade dress, trade secrets, technology, inventions, know-how, processes, confidential and proprietary information (including any being developed), whether or not subject to statutory registration, patent and trademark files (or copies thereof) on all such intellectual property (but excluding the intellectual property listed or described on Schedule 1(c)(viii)), all rights of action arising therefrom, all claims by reason of infringement thereof, and the right to sue and collect damages for such infringement (collectively, the "Intellectual Property");

                (vii) notes and other receivables of the type included in the Balance Sheet (as defined in Section 4(d)) but not including accounts receivable that constitute Excluded Assets;

               (viii) to the extent transferable, any franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and other similar permits or rights (including environmental permits, certificates, licenses, approvals, registrations and authorizations and 510(k) determinations and authorizations, medical device listings and registrations and medical device facility or establishment registrations with the
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         U.S. Food and Drug Administration and similar registrations in foreign countries) obtained from any federal, state, local or foreign governmental or regulatory authority (or any department, agency, authority or political subdivision thereof) (each, an "Authority") and all pending applications therefor;

                 (ix) books, records, ledgers, files, documents (including, to the extent available, originally executed copies of Contracts which are not Nontransferred Contracts, as defined in Section 1(d)(i)), correspondence, lists, plats, architectural plans, drawings, specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials but excluding all minute books, stock ledgers and similar corporate records and Tax returns, reports, forms, documents and memoranda;

                  (x) to the extent transferable, any third party warranties and guarantees with respect to any of the Assets;

                 (xi) all customer and supplier lists; and

                (xii) notwithstanding the foregoing, the Assets shall not include any assets relating exclusively or primarily to the Hem-O- Lok Business other than Equipment referred to in paragraph (ii) above and Intellectual Property referred to in paragraph (vi) above.

                  (c)  The term "Excluded Assets" shall mean:

                  (i) all prepaid Taxes and all rights and claims to refunds or credits of Taxes;

                 (ii) all cash on hand and bank accounts of the Seller Entities and any bank account credit balances on the books of any of the Seller Entities;

                (iii) all capital stock of any corporation;

                 (iv) all trade accounts receivable owed to the Seller Entities;

                  (v) all accounts owing by and among the Seller Entities;
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                 (vi) the Shared Contracts, Intercompany Contracts,
         Nontransferred Contracts and, except as provided in Section 5(h), Confidentiality Agreements;

                (vii) all assets relating exclusively or primarily to the Hem-O-Lok Business other than the Assets referred to in Section 1(b)(xii), including, without limitation, inventories and 510(k) determinations and authorizations; and

               (viii) the assets listed or described on Schedule 1(c)(viii).

                  (d) Buyer shall assume on the Closing Date and shall pay, perform and discharge when due the following obligations and liabilities, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, of the Seller Entities arising out of or relating to the Business or the Assets, but specifically excluding the obligations and liabilities described in clauses (i)- (vii) of Section 1(e) (the "Assumed Liabilities"):

                  (i) all obligations and liabilities of the Seller Entities under the Contracts other than Contracts which are not transferred to Buyer because of the failure to obtain any third-party consent necessary for the transfer or assignment of such Contract ("Nontransferred Contracts");

                 (ii) all accounts payable of the types reflected in the Balance Sheet (as defined in Section 4(d)) which are accrued and unpaid as of the Closing in accordance with Seller's accounting policies and procedures used in the preparation of the Balance Sheet;

                (iii) all obligations and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns, and warranty, guarantee and merchantability claims (excluding all product liability claims for injury to persons or property), in respect of any and all products (including Inventories included in the Assets) sold, manufactured or designed by the Seller Entities in connection with the Business at any time before, on or after the Closing Date;

                 (iv) all obligations and liabilities for Transfer Taxes (as defined in Section 8(f)) that may be imposed
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         as a result of the sale and transfer of the Assets, including any such
         Taxes or expenses payable under North Carolina or New Jersey law in connection with the sale and transfer of any Real Property;

                  (v) all obligations and liabilities accrued and unpaid as of the Closing Date in accordance with Seller's accounting policies and procedures used in the preparation of the Balance Sheet with respect to unused and accrued vacation pay and personal time/sick leave, but excluding banked vacation, in each case for Transferred Employees (as defined in Section 7(b));

                 (vi) the Other Environmental Liabilities (as defined in
         Section 10(a)(vii));

                (vii) all obligations and liabilities for Taxes incurred with respect to a taxable period (or portion of a taxable period) which period (or portion) begins after the Closing Date; and

               (viii) all obligations and liabilities relating to or arising from the conduct of the Business or ownership of the Assets from and after the Closing Date (including, without limitation, any product liability claim in respect of products of the Business sold by Buyer and its affiliates from and after the Closing Date).

Buyer's obligations under this Section 1(d) will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection herewith or any right or alleged right to indemnification hereunder.

                  (e) Buyer shall not assume any liabilities or obligations of the Seller Entities, whether primary or secondary, direct or indirect, absolute or contingent, known or unknown, and whether or not accrued, other than the Assumed Liabilities (the "Retained Liabilities"), including, without limitation, the following:

                  (i) the RTP Liability and other environmental liabilities that are the subject of Seller's obligations pursuant to subparagraphs (iv) and (v) of Section 10(a);
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                 (ii) any product liability claim for injury to person or
         property in respect of products of the Business sold by the Seller Entities prior to the Closing Date;

                (iii) any obligation arising under any Nontransferred Contract;

                 (iv) any liabilities or obligations of the Business to any Seller Entity;

                  (v) any obligations for Taxes incurred with respect to a taxable period (or portion of a taxable period) which period (or portion) ends on or prior to the Closing Date;

                 (vi) any liabilities relating to accrued payroll, accrued vacation, accrued pension benefits and health care benefits for persons retired or terminated prior to the Closing Date; and

                (vii) except as provided in Section 7(c), any liability or obligation under any employment, severance, retention or termination agreement with any employee of the Seller Entities.

                  (f) For purposes of this Agreement, "Taxes" shall mean all income, franchise, excise, real and personal property, sales, use, payroll and withholding and other taxes imposed by any Authority, whether in the form of assessments which are in the nature of taxes or otherwise, together with all interest, penalties and additions imposed with respect to such amounts. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), real, personal and intangible property Taxes ("property Taxes") incurred with respect to (i) the portion of a Straddle Period ending on or prior to the Closing Date shall constitute Retained Liabilities and shall be equal to the amount of such property Taxes incurred with respect to the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in such portion and the denominator of which is the number of days in the Straddle Period, and (ii) the portion of a Straddle Period beginning after the Closing Date shall constitute Assumed Liabilities and shall be equal to the amount of such property Taxes incurred with respect to the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in such portion and the denominator of
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which is the number of days in the Straddle Period.  The parties shall cooperate with each other to cause such property Taxes to be paid in accordance with the foregoing allocation in a timely manner.

                 (g) For purposes of this Agreement, "Seller Entities" shall mean Bristol-Myers Squibb Company and its direct and indirect majority owned subsidiaries, including Seller.

                 (h) From time to time the Seller Entities have issued product liability indemnity letters ("Indemnity Letters") to customers of the Business, substantially in the form previously provided to Buyer. The parties agree that, with respect to all Indemnity Letters outstanding on the Closing Date, the obligations thereunder with respect to products of the Business sold by the Seller Entities prior to the Closing Date constitute Retained Liabilities included in Section 1(e)(ii) and the obligations thereunder with respect to products of the Business sold by Buyer and its affiliates from and after the Closing Date constitute Assumed Liabilities included in Section 1(d)(vii).

                 (i) Within 60 days after the Closing Date, Buyer will deliver to Seller a statement setting forth in reasonable detail a calculation of the amount of accounts payable assumed by Buyer under Section 1(d)(ii), calculated in the same way as, and using the same accounting policies, practices, methods and other procedures used by Seller in, the calculation of accounts payable as reflected on the Balance Sheet (the "Assumed Accounts Payable"). Seller shall within 60 days after receipt of such statement reimburse Buyer for the amount (the "Excess Accounts Payable"), if any, by which the Assumed Accounts Payable exceeds $2,000,000, provided that Seller shall not be obligated to reimburse Buyer for any amounts of Excess Accounts Payable which Seller disputes until the parties have resolved such dispute. The parties will cooperate with each other and use best efforts to resolve any such disputes.

                 2.  Closing; Foreign Inventory.  (a)  Closing.

                 (i) The closing (the "Closing") of the purchase and sale of the Assets (other than the Foreign Inventory) and the assumption of the Assumed Liabilities shall be held at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York,
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         New York 10019, at 10:00 a.m. on a date to be mutually agreed upon between the parties, which shall be no later than the second business day after satisfaction of the condition to Closing set forth in
         Section 3(a)(ii), or, if the other conditions to Closing shall not have been satisfied by such date, as soon thereafter as is practicable once such conditions are satisfied (the date on which the Closing shall occur being referred to herein as the "Closing Date").

                (ii) At the Closing, Buyer shall deliver to Seller (A) by wire transfer to a bank account designated by Seller immediately available funds in an amount equal to the Cash Purchase Price; (B) instruments of assumption in form and substance reasonably satisfactory to Seller and its counsel evidencing and effecting the assumption by Buyer of the Assumed Liabilities (including an Assumption Agreement substantially in the form of Exhibit A); (C) the certificates, opinions and other documents required to be delivered by Buyer on the Closing Date pursuant to this Agreement; and (D) a receipt for the Assets, duly executed by Buyer.

               (iii) Subject to the terms of the International Transition Agreement (as defined in Section 8(i)), at the Closing, Seller shall deliver to Buyer such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale and transfer of the Assets (other than the Foreign Inventory) to Buyer (it being understood that (x) with respect to the Real Property, such instruments shall consist solely of a deed or deeds in the form of Exhibit B (the "Non-Warranty Deed") (it being understood that the form of the Non-Warranty Deed shall not limit or otherwise affect Seller's representations and warranties contained in this Agreement) and an owner's affidavit in the form set forth in Exhibit C, which shall be provided by Seller to the Title Company (as defined in Section 3(b)), (y) with respect to the Intellectual Property, such instruments to be delivered at the Closing shall consist of general worldwide assignments of such Intellectual Property from the Seller Entities (and Seller hereby agrees to execute after the Closing such additional documents (provided that such documents are reasonably satisfactory in form and substance to

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         Seller) in form appropriate for recordation (with governmental agencies or authorities responsible for intellectual property) in all countries where such Intellectual Property is registered as Buyer may prepare and request from time to time for the purpose of assigning to Buyer and maintaining the enforceability of such Intellectual Property, including but not limited to powers of attorney, deeds of assignment, proofs of use, original certificates of registration (to the extent available) or letters patent, affidavits or declarations, it being understood that the cost of preparing and recording any such documents shall be borne by Buyer) and (z) such instruments shall not require the Seller Entities to make any additional representation, warranty or covenant, express or implied, not contained in this Agreement), including, without limitation, the following:

                          (A) a bill of sale and instrument of assignment to
                 the Assets, duly executed by Seller;

                          (B) assignments of all transferable or assignable
                 Contracts, Permits and warranties relating to the Assets, each duly executed and, where necessary or desirable, in recordable form (it being understood that the parties intend to assign any Contract that is silent as to assignability unless the parties determine that such Contract is not assignable);

                          (C) title certificates to any motor vehicles owned by
                 the Seller Entities and included in the Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles);

                          (D) the Foreign Investment in Real Property Tax Act
                 Certification under Treasury Regulation Section 1.1445-2(b), duly executed by Seller, substantially in the form of Exhibit D hereto;

                          (E) the certificates, opinions and other documents
                 required to be delivered by Seller on the Closing Date pursuant to this Agreement; and

                          (F) a receipt for the payment of the Purchase Price
                 duly executed by Seller.
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                 (b)  Foreign Inventory.  Subject to the terms of the
International Transition Agreement, as soon as practicable (but in no event more than 60 days) after the Closing, Seller shall cause the Seller Entities holding Foreign Inventory (including Foreign Inventory acquired after the date hereof but excluding Foreign Inventory sold or otherwise disposed of after the date hereof in the ordinary course of business consistent with past practice) to deliver the Foreign Inventory and billing invoices relating thereto to Buyer or its designees. Within 30 days after such delivery, Buyer shall, or shall cause its designees to, pay to the Seller Entity that delivered such Foreign Inventory the amount stated on such billing invoice (which amount shall be equal to 105% of the book value of such Foreign Inventory on the Closing Date as reflected on the books of the Seller Entity that transferred such Foreign Inventory (the "Inventory Book Value"), plus an amount to cover all reasonable freight, shipping or other similar charges incurred by such Seller Entity in connection with the transfer of the Foreign Inventory to Buyer or its designee ("Buyer Freight Charges")) in the currency specified thereon. Buyer's obligation to make such payments is absolute and is not subject to any setoff or counterclaim. Within 15 days after the Seller Entities shall have received the amounts set forth in all such billing invoices, Seller shall prepare and deliver to Buyer a statement (the "Statement") setting forth (i) the amount of each such invoice (excluding Buyer Freight Charges), converted into U.S. Dollars at the prevailing commercial rate of exchange for purchasing U.S. Dollars with the applicable foreign currency, as quoted by Citibank, N.A. in New York City on the date on which payment was received (collectively, the "Inventory Purchase Price"), and (ii) Seller's standard cost net of the applicable obsolescence reserve with respect to the Foreign Inventory covered by such invoices plus the amount of freight, shipping or other similar charges related to the transfer of such Foreign Inventory by the applicable Seller Entity in the United States to the location of such Foreign Inventory at the Closing Date (the "Inventory Cost"). The Purchase Price shall be decreased by the amount (the "Adjustment Amount") by which the Inventory Purchase Price exceeds the Inventory Cost, and Seller shall remit to Buyer the Adjustment Amount concurrently with delivery of the Statement.

                 (c) Adjustment to Contingent Payment Cap. (i) Within 60 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Statement")
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setting forth the International Sales Amount (as defined below) and the calculation of any adjustment to the Contingent Payment Cap (as defined in Section 31) pursuant to this Section 2(c), and accompanied by an agreed-upon procedures report by Price Waterhouse with respect to the International Sales Amount (the "Accountants Report"), substantially in the form of the "Independent Accountants Agreed Upon Procedures Report" dated October 5, 1993, which was attached to the Sales Schedules (as defined in Section 4(d)).

                (ii) (A) If the International Sales Amount is less than $2,610,000, the Contingent Payment Cap shall be decreased (but by not more than $5,000,000) by an amount equal to the product of (x) 65% times (y) four times
(z) the difference between the International Sales Amount and $2,900,000; (B) if the International Sales Amount is greater than $3,190,000, the Contingent Payment Cap shall be increased by an amount equal to the product of (x) 65% times (y) four times (z) the amount by which the International Sales Amount exceeds $2,900,000; and (C) if the International Sales Amount is greater than or equal to $2,610,000 and less than or equal to $3,190,000, the Contingent Payment Cap shall not be adjusted.

               (iii) The term "International Sales Amount" shall mean the amount of total international sales by the Seller Entities (other than ConvaTec) (or, with respect to sales on or after the Closing Date and prior to January 1, 1994, if any, by Buyer and its affiliates) of products of the Business from and including October 1, 1993, to and including December 31, 1993, calculated in the same way, using the same accounting policies, practices, methods and other procedures used by Seller in preparing the Sales Schedules.

                (iv) For purposes of making the adjustment to the Contingent Payment Cap contemplated by this Section 2(c), including the preparation of the Statement, Buyer shall, from the Closing Date until such time as the Statement shall have been delivered to Buyer, (A) maintain all accounting books and records and all accounting policies, practices, methods and other procedures relating to international sales of products of the Business (to the extent they refer or relate to the period prior to the Closing) on the same basis as were used by Seller in preparing the Sales Schedules (regardless of whether, in the view of Buyer or Buyer's independent accountants or auditors, any such books,

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records, policies, practices, methods or other procedures were not in conformity with Buyer's accounting policies and procedures or with generally accepted accounting principles or were otherwise inappropriate), and refrain from taking any action with respect to the accounting books and records relating to international sales of products of the Business on which the Statement is based that are not consistent with Seller's past practice, (B) at the request of Seller, assist and cooperate with Seller in the preparation of the Statement and Accountants Report and (C) afford to Seller and any accountants, auditors, counsel and advisers retained by Seller in connection with the determination of any adjustment to the Contingent Payment Cap contemplated by this Section 2(c) reasonable access during normal business hours to all properties, books, contracts, personnel and records of Buyer and its affiliates and of the Business which may be relevant to the adjustment contemplated by this Section 2(c), and provide Seller with photocopies thereof as Seller may request. Buyer acknowledges that Seller shall have sole responsibility and authority for preparing the Statement.

            (v) Notwithstanding any other provision of this Agreement to the contrary, Buyer's sole and exclusive remedy with respect to any fact relating to international sales of the Business for any period after September 30, 1993, shall be the adjustment, if any, to the Contingent Payment Cap contemplated by this Section 2(c). Without limiting the generality of the foregoing, Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition to Buyer's obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied, as a result of any such fact. Notwithstanding the foregoing, if the Contingent Payment Cap is reduced by $5,000,000 as a result of the adjustment pursuant to this Section 2(c) and if, but for the $5,000,000 maximum reduction specified in subparagraph (ii)(A) above, the Contingent Payment Cap would have been decreased by more than $5,000,000, then the portion of the International Sales Amount that would have resulted in the Contingent Payment Cap being reduced by more than $5,000,000 (but not the portion that resulted in the Contingent Payment Cap being reduced by $5,000,000) may be taken into account in determining whether any representation, warranty or covenant of Seller contained herein shall have been breached or whether any condition to Buyer's obligation to close the

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transactions contemplated by this Agreement shall not be satisfied.

                 3.  Conditions to Closing.  (a)  Each Party's Obligations.
The respective obligations of each party to consummate the sale and purchase of the Assets and the assumption of the Assumed Liabilities are subject to the satisfaction (or waiver by such party) as of the Closing of the following conditions:

                 (i) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the Closing.

                (ii) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if applicable to the purchase and sale of the Assets, shall have expired or been terminated.

                 (b) Buyer's Obligations. The obligations of Buyer to purchase and pay for the Assets and assume the Assumed Liabilities are subject to the satisfaction (or waiver by Buyer) as of the Closing of the following additional conditions:

                 (i) The representations and warranties of Seller made in this Agreement that are qualified by materiality shall be true and correct, and those representations not so qualified shall be true and correct in all material respects, in each case as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (irrespective of any notice delivered to Buyer after the date hereof except as specifically provided herein), and Seller shall have performed or complied in all material respects with the obligations, conditions and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing; and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by a duly authorized officer confirming the foregoing.

                (ii) Buyer shall have received an opinion dated the Closing Date of Cravath, Swaine & Moore, counsel for Seller, substantially in the form set forth in

         Exhibit E, and an opinion dated the Closing Date of Rodolphe Hamel, General Counsel of Bristol-Myers Squibb Company, substantially in the form set forth in Exhibit F, provided that any changes to such forms of opinions shall be reasonably satisfactory in form and substance to Buyer.

               (iii) The International Transition Agreement shall have been duly executed and delivered by Seller.

                (iv) Seller shall have transferred to Buyer such Permits (as hereinafter defined) required for the conduct of the Business as are possessed by Seller and are so transferrable, and Buyer shall have received any other Permits required for the operation of the Business or evidence reasonably satisfactory to Buyer that it will receive such Permits in due course except, in each case, Permits the failure to possess which would not result in a material adverse effect on the business or financial condition of the Business, taken as a whole.

                 (v) First American Title Insurance Company (the "Title Company") shall be willing to issue its standard form of ALTA owner's title insurance policy to Buyer, at standard rates, with Standard Exceptions for Owner's Policy deleted, insuring that upon delivery to such title company for recording of the Non-Warranty Deed executed by Seller in favor of Buyer, Buyer shall have acquired good and valid fee title to the Owned Property subject only to (A) Permitted Liens (as defined in Section 4(f)), (B) those matters listed in the title commitment set forth in Exhibit G (the "Title Report"), and (C) any other matters referred to in clauses (4) and (5) of Section 4(g)(ii).

                (vi) Seller shall have delivered all of the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, and any of such documents the form of which has not been agreed to pursuant to this Agreement shall be in form and substance reasonably satisfactory to Buyer.

               (vii) There shall be no pending litigation, suit, action or proceeding by any Authority which (A) could reasonably be expected to materially limit or adversely affect Buyer's ownership of the Assets;
         (B) seeks to restrain or prohibit the transactions contemplated by this Agreement; (C) challenges the legality or validity of the transactions contemplated by this Agreement; or (D) seeks material damages from Buyer as a result of the transactions contemplated by this Agreement.

              (viii) (A) Any required consents necessary to assign to Buyer the Agreement dated as of February 29, 1988, between Rudolph Peters, Ronald L. Peters and William Taylor and Seller (relating to patent rights to improved 360LX skin stapler) (the "Patent Agreement") as contemplated by this Agreement shall have been obtained or (B) if such consents are not obtained, Seller shall have provided to Buyer an alternative arrangement that provides to Buyer substantially the same rights and obligations as are available to Seller under the Patent Agreement.

                 (c) Seller's Obligations. The obligation of Seller to sell the Assets to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

                 (i) The representations and warranties of Buyer made in this Agreement that are qualified by materiality shall be true and correct, and those representations not so qualified shall be true and correct in all material respects, in each case as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with the obligations, conditions and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by a duly authorized officer of Buyer confirming the foregoing.

                (ii) Seller shall have received an opinion dated the Closing Date of Dechert Price & Rhoads, counsel for Buyer, substantially in the form set forth in Exhibit H, and an opinion dated the Closing Date of Steven K. Chance, General Counsel of Buyer, substantially in the form set forth in Exhibit I, provided that any changes to such forms of opinions shall be reasonably satisfactory in form and substance to Seller.

               (iii) The International Transition Agreement shall have been duly executed and delivered by Buyer.

                (iv) Buyer shall have duly executed and delivered the license agreement referred to in Section 8(k) and the lease assumption agreement referred to in Section 8(m).

                 (v) Buyer shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, and any of such documents the form of which has not been agreed to pursuant to this Agreement shall be in form and substance reasonably satisfactory to Seller.

                (vi) There shall be no pending litigation, suit, action or proceeding by any Authority which (A) seeks to restrain or prohibit the transactions contemplated by this Agreement; (B) challenges the legality or validity of the transactions contemplated by this Agreement; or (C) seeks material damages from the Seller Entities as a result of the transactions contemplated by this Agreement.

                 4. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

                 (a) Authority; No Conflicts. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to enter into this Agreement, and the Seller Entities have all requisite corporate power and authority to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Seller and the other Seller Entities to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (as defined below) upon any of the properties or assets of Seller under, any provision of (i) the Certificate of Incorporation or By-laws of Seller, (ii) except as disclosed on Schedule 4(a), any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Seller is a party or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the property or assets of Seller, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that in the aggregate would not have a material adverse effect on the business or financial condition of the Business taken as a whole, and other than, in the case of clause (iii) above, the matters referred to in clauses (A) and (B) of the next sentence. No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or Authority, is required to be obtained or made by or with respect to any of the Seller Entities in connection with the execution and delivery of this Agreement or the consummation by the Seller Entities of the transactions contemplated hereby, other than (A) compliance with the HSR Act, if applicable, (B) those that may be required solely by reason of Buyer's participation in the transaction contemplated hereby, (C) compliance with and filings under applicable state environmental laws and (D) compliance with bulk transfer laws. As used herein, "Lien" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, license, tenancy, restriction, covenant, right-of-way, option, encumbrance or any other matter adversely affecting title of any kind (including without limitation the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

                 (b) Powers of Seller. (i) Except as disclosed on Schedule 4(b), the Seller Entities have full corporate power and authority and possess all required domestic and foreign governmental franchises, licenses, permits, authorizations and approvals (including, without limitation, 510K determinations and authorizations, medical device listings and registrations and medical device facility or establishment registrations with the U.S. Food and Drug Administration and similar registrations in foreign countries) (collectively, the "Permits") necessary to entitle them to own, lease or otherwise hold the Assets and to carry on the Business as presently conducted, except such

Permits which if not possessed by the Seller Entities would not have a material adverse effect on the business or financial condition of the Business, taken as a whole. Except as disclosed on Schedule 4(b), all such Permits are in full force and effect, except such Permits which if not in full force and effect would not have a material adverse effect on the business or financial condition of the Business, taken as a whole, and there are no proceedings pending or, to Seller's knowledge, threatened in a written communication that seek the revocation, cancelation, suspension or any other adverse modification of any such Permit possessed by Seller which would have a material adverse effect on the business or financial condition of the Business taken as a whole. Except as disclosed on Schedule 4(b), as of the date hereof Seller has not received, and as of the Closing Date, Seller shall not have received, any "warning letter" or similar notice from the U.S. Food and Drug Administration relating to the FDA Form 483 dated August 12, 1993, relating to Seller's medical device facility located on the Owned Real Property (provided that any such letter or notice received after the date hereof shall not constitute a breach of this representation and warranty unless such letter or notice would have a material adverse effect on the business or financial condition of the Business taken as a whole).

                 (ii) Schedule 4(b) sets forth a list of all material Permits held by the Seller Entities relating to the operation of the Business. Seller is duly qualified to do business in, and in good standing under the laws of, each state in which the ownership of the Assets or the conduct of the Business requires such qualification, except such jurisdictions where failure to so qualify would not have a material adverse effect on the business or financial condition of the Business, taken as a whole. True and complete copies of the Certificate of Incorporation, as amended to the date hereof, and the By-laws, as in effect on the date hereof, of Seller have been delivered to Buyer.

                 (c) Compliance with Applicable Laws. (i) Except as disclosed on Schedule 4(c), the Business is being conducted in compliance with all applicable laws, orders, ordinances, rules and regulations of any Authority, except to the extent noncompliance would not have a material adverse effect on the business or financial condition of the Business taken as a whole. This paragraph (i) does not relate to environmental matters, which are the subject of paragraph (ii) below.

                 (ii) (A) Seller has made available to Buyer all reports, studies, written notices from, and correspondence with, government agencies, test results, analyses and other documents listed on Schedule 4(c) (the "Environmental Reports") that disclose all known material scientific information relevant to environmental contamination or actual or potential environmental responsibility or liability which could reasonably be expected to result in a material adverse effect on the business or financial condition of the Business taken as a whole (including without limitation those related to the presence of underground storage tanks) at any facilities or locations now or formerly owned, leased or operated by Seller and used in the Business.
There are no studies, tests, analyses, reports, notices from or correspondence with any Authority, or other documents in the possession of the Seller which contain any material information that is not contained in the Environmental Reports and that is relevant to determining the extent of any environmental responsibilities or liabilities with respect to the Business.

                 (B)  Except as set forth on Schedule 4(c), Seller has not:
(1) received written notice of any violation, claim or allegation from any Authority of any violation or alleged violation of any Environmental Law related to or affecting in any material way the Business or the Assets; (2) received any written request for information, demand or written notification that it is or may be potentially responsible with respect to any investigation or cleanup of any threatened or actual release of any hazardous or toxic wastes, materials or substances or pollutants or contaminants ("Hazardous Substances"), including without limitation pesticides, asbestos or asbestos-containing materials in friable form, polychlorinated biphenyls in concentrations in excess of 50 ppm ("PCBs") and petroleum products; or (3) received any written notice of any responsibility under the Industrial Site Recovery Act or any other statute or regulation which seeks to impose environmental investigation, clean-up or notification obligations on a seller of property.

                 (C) Except as set forth on Schedule 4(c), to Seller's knowledge Seller has not violated and is not in violation of any Environmental Law, including, without limitation, by any (1) use, generation, treatment, storage, recycling, disposal of, transportation or arrangement for the transportation, storage, treatment or disposal of any Hazardous Substances at or to any location which is the subject of Federal, state, local or foreign governmental actions or other investigations of which Seller has had written notice; (2) use, generation, treatment, storage, recycling or release, spill, discharge, emission or disposal of any Hazardous Substances at or on any property now or previously owned, operated or leased by Seller and used in the Business; or (3) maintenance of any asbestos-containing materials in friable condition, PCBs in concentrations in excess of 50 ppm, or active or inactive underground storage tanks at any property now or previously owned, operated or leased by Seller.
As used in this Agreement, the term "Environmental Laws" means any statute, rule, regulation, order or judgment of the United States or any state thereof or any foreign jurisdiction that is concerned with contamination of any part of the natural environment, or remediation thereof, or with protecting the quality of the natural environment, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, and the Toxic Substances Control Act, as amended.

                 (d) Financial Statements. Schedule 4(d) sets forth (i) the audited statement entitled "Statement of Assets to be Acquired and Liabilities to be Assumed of Edward Weck Incorporated" as of June 30, 1993, and December 31, 1992 (such statement as of June 30, 1993, including the notes thereto, is referred to herein as the "Balance Sheet"), (ii) the audited statement entitled "Statement of Revenues and Expenses Before Corporate Expenses, Interest and Income Taxes of Edward Weck Incorporated" for the six-month periods ended June 30, 1992 and 1993, and the year ended December 31, 1992 (the financial statements described in clauses (i) and (ii), together with the notes thereto, are collectively referred to as the "Financial Statements"), and (iii) the schedules entitled "Schedule of International Sales by Country and Product of Certain Products of Edward Weck Incorporated" for the six-month period ended June 30, 1993 and the year ended December 31, 1992 (together with the notes thereto, collectively the "Sales Schedules"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the combined financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered thereby, except as provided in the Financial Statements and except that certain items relating to the conduct by the Seller Entities of the Business outside the United States are not reflected in the Financial Statements. The Sales Schedules have been derived from the accounting books and records of the Seller Entities and fairly present the total international sales of the Business for the respective periods covered thereby.

                 (e)  Absence of Changes or Events.  Except as disclosed in
Schedule 4(e), since the date of the Balance Sheet, the Business has been conducted in all material respects in the ordinary course and there has not been any material adverse change in the business or financial condition of the Business taken as a whole, other than changes relating to the United States economy or foreign economies in general or the Business's industry in general.

                 (f) Certain Assets. Seller has good and valid title to the Assets, free and clear of all Liens except (i) such as are disclosed on
Schedule 4(f), (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, liens for taxes, assessments and other governmental charges which are not due and payable and which may thereafter be paid without penalty and (iii) other imperfections of title or encumbrances (other than encumbrances that secure payment obligations) which do not individually or in the aggregate materially impair the continued use and operation of the Assets to which they relate in the operation of the Business as presently conducted (collectively, "Permitted Liens"). This paragraph (f) does not relate to Real Property, Contracts, Intellectual Property other than Patents (as defined in Section 4(j)) or Foreign Inventory, which are the subjects of Sections 4(g), 4(h), 4(j) and 4(k), respectively.

                 (g)  Real Property.

                 (i) Schedule 4(g)(1) sets forth a list of all the Real Property owned by Seller (the "Owned Property") and Schedule 4(g)(2) sets forth a list of all the Real Property leased by Seller (the "Leased Property"), in each case, relating exclusively or primarily to the Business.

                 (ii) Seller has (A) good and valid fee simple title to all Owned Property and (B) good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens, except (1) Permitted Liens, (2) those matters listed in the Title Report, (3) easements, covenants, rights-of-way, options, claims and other matters of record, if any, (4) any conditions that may be shown by a current, accurate survey or physical inspection of any Owned Property or Leased Property made prior to Closing and
(5) (x) zoning, building and other similar restrictions and covenants, (y) mortgages, liens, security interests or encumbrances that have been placed by any developer, landlord or other third party on property (other than the Owned Property) over which Seller has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (z) unrecorded easements, covenants, rights-of-way, options, claims or other matters (other than encumbrances that secure payment obligations), if any, none of which items set forth in this clause (5) individually or in the aggregate materially impair the continued use and operation of the property to which they relate in the operation of the Business as presently conducted.

                (iii) There is no pending or, to the knowledge of Seller, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Property. To Seller's knowledge, Seller is not in material default under the lease for the Leased Property, and no event has occurred which, with the giving of notice, passage of time or both, would give the landlord the right to terminate any such lease. Seller has made available to Buyer true, correct and complete copies of all leases and financing documents to which Seller is party affecting all or any portion of the Real Property.

                 (iv) The consent of Maurice M. Weill ("Landlord") is not required in order for Seller to assign to Buyer Seller's rights, title and interest in the Lease Agreement dated May 20, 1987, as amended, between Landlord and Seller.

                  (h) Contracts. (i) All Contracts as of the date hereof are listed on Schedule 4(h)(1), except for the fol-lowing, which are not required to be set forth on such Schedule:

                 (A) any Contract that involves an aggregate commitment by the Seller Entities of not more than $100,000, provided that Contracts omitted from Schedule 4(h)(1) solely by reason of this paragraph (A) shall not involve aggregate commitments by the Seller Entities of more than $250,000;

                 (B) any purchase orders; and

                 (C) any Contract that is terminable by the Seller Entities by notice of not more than 60 days for a cost of less than $50,000 or that will terminate by its terms within 60 days after the Closing Date.

Each Contract listed on Schedule 4(h)(1) is a valid and binding obligation of the Seller Entity party thereto and is in full force and effect, except as disclosed on Schedule 4(h)(1). Seller has made available a copy of each written Contract listed on Schedule 4(h)(1) to Buyer prior to the date hereof, except that with respect to pricing agreements with customers of the Business in Canada, Seller has provided the information set forth in Schedule 4(h)(1).

                 (ii) Except as disclosed on Schedule 4(h)(1), the Seller Entities have performed all obligations required to be performed by them to date under the Contracts listed on Schedule 4(h)(1) and are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for breaches or defaults that would not in the aggregate have a material adverse effect on the business or financial condition of the Business taken as a whole.

                 (iii) Except as disclosed on Schedule 4(h)(1), to the knowledge of Seller, the parties to the Contracts listed on Schedule 4(h)(1) (other than the Seller Entities) have performed all obligations required to be performed by them to date under such Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for breaches or defaults which would not in the aggregate have a material adverse effect on the business or financial condition of the Business taken as a whole. Schedule 4(h)(2) sets forth a list of all written Shared Contracts. All unwritten Contracts were entered into in the ordinary course of business and such Contracts do not in the aggregate materially adverse affect the business or financial condition of the Business taken as a whole. Seller has made available a copy of each written Shared Contract listed on Schedule 4(h)(2) to the Buyer prior to the date hereof. Buyer acknowledges that Seller makes no representation or warranty, express or implied, with respect to the Shared Contracts, Intercompany Contracts or Confidentiality Agreements, that the Assets shall not include the Shared Contracts, Intercompany Contracts and Confidentiality Agreements and that Buyer shall have no rights with respect to the Shared Contracts, Intercompany Contracts or Confidentiality Agreements except as set forth in Sections 5(h) and 8(a) of this Agreement. Schedule 4(h)(3) lists all open purchase orders as of October 31, 1993.

                 (i) Litigation. Except as disclosed on Schedule 4(i), (i) there are no outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against any Seller Entity which would have a material adverse effect on the business or financial condition of the Business taken as a whole or on the ability of the Seller Entities to consummate the transactions contemplated hereby and (ii) as of the date of this Agreement, there are no actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Seller, threatened in writing against any Seller Entity, which are material or could reasonably be expected to have a material adverse effect on the ability of the Seller Entities to consummate the transactions contemplated hereby.

                 (j) Intellectual Property. (i) All material Patents (as defined in paragraph (iii) below), registered Marks (as defined in paragraph
(ii) below) and applications for any of the foregoing, other than those relating to computer software, included in the Intellectual Property are listed on Schedule 4(j).

                 (ii) Except as disclosed in Schedule 4(j), the Assets include all trademarks, trade names, service marks, designs, logotypes and trade dress and copyrights owned or licensed from a third party by any Seller Entity that are used exclusively or primarily in the conduct of the Business as currently conducted by Seller. Except as disclosed in Schedule 4(h) or 4(j), none of the trademarks, trade names, service marks, designs, logotypes and trade dress and copyrights included in the Assets (collectively, the

"Marks") is used pursuant to a license from a third party or licensed to a third party. All of the registrations of Marks listed in Schedule 4(j) are held of record in Seller's name, and to Seller's knowledge, the registrations of Marks followed by an asterisk (*) on Schedule 4(j) (the "Significant Marks") are in full force and effect except to any extent relating to use or non-use of a Mark by the Seller Entities. Except as set forth in Schedule 4(j), there is no agreement to which a Seller Entity is a party or by which a Seller Entity is legally bound or, to Seller's knowledge, restriction which materially and adversely affects the use by Seller of any of the Marks. Except as set forth in Schedule 4(j), on the date hereof (x) there are no pending reexamination, opposition, interference, cancelation or other administrative proceedings with respect to any of the registered Marks and (y) no order, holding, decision or judgment has been rendered by any court of law or Authority, and no agreement, consent, stipulation or pending litigation in a court of law exists to which any Seller Entity is a party, which would prevent Seller or, to Seller's knowledge, Buyer from using any of the Marks as currently used by Seller in the conduct of the Business. Except as set forth in Schedule 4(j), on the date hereof, there is no pending or, to Seller's knowledge, threatened objection or claim being asserted against Seller in any administrative or judicial proceeding or by any person with respect to the ownership, validity, enforceability or use of any of the Marks or challenging or questioning the validity or effectiveness of any such ownership. Except as set forth in
Schedule 4(j), to the knowledge of Seller, (x) its use of the Marks does not infringe or constitute misappropriation of any rights of any other person, firm or corporation or other business association with respect to any United States or foreign trademarks, trade names, service marks, copyrights or applications therefor and (y) there is not any basis for a claim of such infringement or misappropriation. Except as disclosed in Schedule 4(j), on the date hereof, there is no pending claim of infringement or misappropriation of any of the Marks asserted by any Seller Entity since January 1, 1992 and Seller is not aware of any material infringement or misappropriation of any of the Significant Marks by, and, to Seller's knowledge, there is no basis for a claim of infringement or misappropriation with respect to the Significant Marks against, any person, firm, corporation or other business association. Except as set forth in Schedule 4(j), no person, firm or corporation or other business association is presently authorized by Seller or any other Seller Entity to use Seller's corporate name or any derivative thereof. Except as set forth in Schedule 4(j), as of the date hereof Seller has not received any written notice that Seller's use of its corporate name violates the rights of any other corporation, partnership or other business entity with respect to such entity's corporate name or trade name or written notice of any infringing use of the name "Weck" or "Edward Weck Incorporated" by any person, firm, corporation or other business association as its corporate or business name.

                 (iii) Except as disclosed in Schedule 4(j): the Assets include all patents owned or licensed from a third party by any Seller Entity that are used to conduct the Business as currently conducted by Seller, and, to the knowledge of Seller, no patents other than the patents included in the Assets (the "Patents") are required to conduct the Business as currently conducted by Seller. Except as disclosed in Schedule 4(h) or 4(j), none of the Patents is used pursuant to a license from a third party or licensed to a third party. Seller is not aware of any reason why any of the Patents listed in
Schedule 4(j) should not be valid, enforceable and in full force and effect. Except as disclosed in Schedule 4(j), and except for Patents licensed to Seller pursuant to Contracts listed in Schedule 4(h), the Patents are held of record in Seller's name. Except as set forth in Schedule 4(h) or 4(j), there is no agreement to which any Seller Entity is a party or by which any Seller Entity is legally bound or, to Seller's knowledge, restriction which materially and adversely affects the manufacture, use or sale by Seller of any of the inventions embodied in the Patents. Except as disclosed in Schedule 4(j), as of the date hereof, (x) there is no pending reexamination, opposition, interference, cancelation or other administrative proceedings or pending litigation with respect to any of the Patents, and (y) no order, holding, decision or judgment has been rendered by any court or Authority, and no agreement, consent or stipulation exists to which Seller is a party or of which Seller has knowledge, which would prevent Seller or, to Seller's knowledge, Buyer from manufacturing, using or selling any of the inventions embodied in the Patents. Except as set forth in Schedule 4(j), and except in connection with patent prosecution procedures, as of the date hereof, there is no pending or, to Seller's knowledge, threatened objection or claim being asserted against Seller in any administrative or judicial proceedings or by any person with respect to the ownership, validity, enforceability or use of any of the Patents or challenging or questioning the validity, enforceability or use of any of the Patents or challenging or questioning the validity or effectiveness of any such ownership or license. As of the date hereof, except as disclosed on Schedule 4(j), there is no pending notice of rejection, opposition, interference or refusal to register which has been received by Seller with respect to any Patent or patent application included in the Assets. Except as set forth in Schedule 4(j), to Seller's knowledge, Seller has not infringed or misappropriated any rights of any other person, firm or corporation or other business association with respect to any United States or foreign patents or applications therefor, nor is Seller aware of any such infringement or misappropriation which will occur as a result of the continued operation of the Business as currently conducted. As of the date hereof, there is no pending claim of infringement or misappropriation of any of the Patents being asserted by any Seller Entity and Seller has not received written notice of any infringement or misappropriation of any of the Patents or any basis for a claim of infringement or misappropriation of any of the Patents by any person, firm, corporation or other business association.

                 (vi) As of the Closing Date, Seller shall reaffirm the representations and warranties set forth above in this Section 4(j), without regard to the phrase "as of the date hereof", and shall update Schedule 4(j) for such purpose, provided that no such changes to Schedule 4(j) shall constitute a breach of this Section 4(j) unless such changes, individually or in the aggregate, would have a material adverse effect on the business or financial condition of the Business, taken as a whole.

                 (k) Foreign Inventory. (i) Various Seller Entities hold title to Inventory located outside the United States (the "Foreign Inventory").
Schedule 4(k) fairly presents, in all material respects, the unaudited book value of the Foreign Inventory as recorded on the books and records of the applicable Seller Entities as of June 30, 1993. There has been no change in the method of accounting for the Foreign Inventory since June 30, 1993.

                 (ii) Each of the Seller Entities that owns Foreign Inventory has good and valid title to such Foreign Inventory free and clear of all Liens, except for commitments to sell such Foreign Inventory arising in the ordinary course of business.

                 (l) Labor. On the date hereof (i) there is no labor strike, dispute, slowdown or work stoppage or lockout actually pending or, to Seller's knowledge, threatened against Seller or affecting the Business and, during the past three years, there has not been any such action; (ii) Seller is not a party to any collective bargaining agreement relating to the Business or the Assets; and (iii) to Seller's knowledge, no union organizational campaign is in progress with respect to the employees of Seller, and no question concerning representation exists respecting such employees. Except as previously disclosed in writing to Buyer, there are no retention, severance or termination agreements between any Employee (as defined in Section 7(b)) and any Seller Entity.

                 (m) Taxes. None of the Assets (i) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or (ii) directly or indirectly secures any debt the interest of which is tax-exempt under Section 103(a) of the Code. Seller is not a party to any lease made pursuant to
Section 168(f)(8) of the Internal Revenue Code of 1954.

                 (n) Customer Deposits. The Seller Entities do not hold any customer deposits with respect to the Business.

                 (o) Condition of Assets. The buildings, machinery, equipment, tools, furniture, improvements and other tangible assets included in the Assets are in good operating condition and repair, except to any extent that would not in the aggregate have a material adverse effect on the business or financial condition of the Business, taken as a whole.

                 (p) Hem-O-Lok. Notwithstanding any other provision of this Agreement, Seller makes no representations or warranties or covenants (other than the covenants set forth in Sections 1 and 5(f)) whatsoever with respect to the Hem-O-Lok Business. In addition, Buyer acknowledges that Seller has previously disclosed to Buyer in writing certain matters relating to the Hem-O-Lok Business.

                 5. Covenants of Seller. Seller covenants and agrees as follows:

                 (a) Access. Before the Closing, Seller will give Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the properties, books, records and contracts of Seller relating to the Business; provided that such access does not unreasonably interfere with the normal operations of Seller or the Business.

                 (b) Ordinary Conduct. Except as contemplated by this Agreement, from the date hereof to the Closing, Seller will conduct the Business in the ordinary course in substantially the same manner as presently conducted and will make all reasonable efforts consistent with past practices to preserve relationships with customers, suppliers and others with which Seller deals in connection with the Business. From the date hereof to the Closing, Seller will promptly inform Buyer in writing of any event or circumstance that, to Seller's knowledge, has or could reasonably be expected to have a material adverse effect on the business or financial condition of the Business taken as a whole. From the date hereof to the Closing, Seller shall incur, accrue and pay accounts payable relating to the Business in the ordinary course of business consistent with past practice. Except as contemplated by this Agreement, from and after the date of this Agreement and until the Closing, without the prior written consent of Buyer, Seller will not:

                 (A) make any material change in the conduct of the Business;

                 (B) make any sale, assignment, transfer or other conveyance of any of the Assets, except transactions pursuant to the Contracts, Shared Contracts, Intercompany Contracts or agreements entered into in the ordinary course of business or otherwise in the ordinary course of business consistent with past practice;

                 (C) subject any of the Assets or any part thereof to any Lien or suffer such to be imposed, except for Permitted Liens and other Liens permitted under Sections 4(f), 4(g) and 4(k);

                 (D) enter into any new, or amend any existing, material contracts, commitments or agreements relating to the Business other than those in the ordinary course of business or necessary for the maintenance of property relating to the Business;

                 (E) take any action that would cause the representations set forth in Section 4(f) or 4(g) not to be true as of the Closing Date or that would cause the condition set forth in Section 3(b)(vi) not to be satisfied as of the Closing Date;

                 (F) except as provided in Section 7(c), (i) other than in the ordinary course of business, increase the compensation payable or to become payable to any Employee; (ii) grant any severance, retention or termination pay to any Employee, except pursuant to agreements in effect on the date hereof and that have been previously disclosed to Buyer in writing; (iii) enter into any employment agreement with any Employee; or (iv) other than in the ordinary course of business or as required by law, establish, adopt, enter into or amend any bonus, profit-sharing, thrift, compensation, pension, retirement, deferred compensation, employment, termination, retention or other plan, trust, agreement, fund, or policy which would materially increase the benefit of any Employee; or

                 (G) other than in the ordinary course of business consistent with past practice or as may be required to consummate the transactions contemplated hereby, engage in any transaction of any kind with any other Seller Entity or affiliate of Bristol-Myers Squibb Company (as used above, "affiliate" means any entity directly or indirectly controlling, controlled by or under common control with Bristol-Myers Squibb Company);

                 (c) Monthly Financial Statements. Seller will deliver to Buyer, promptly after they become available and in any event within 14 days after the end of each calendar month, an unaudited income statement and an unaudited statement of sales by product line for the Business, each in the form currently prepared by Seller, which statements shall be accompanied by a certificate of an officer of Seller who is responsible for financial or accounting matters to the effect that such statements have been derived from the accounting books and records of the Seller Entities and fairly present, in accordance with Seller's accounting policies and practices used in the preparation of such statements, the matters set forth therein for the respective periods covered thereby.

                 (d) Foreign Inventory. From the date hereof to the Closing, Seller will not change its method of accounting for the Foreign Inventory except for such changes as are agreed to in writing by Buyer.

                 (e) Negotiations. Neither Seller nor any of its employees, officers, shareholders or agents, shall solicit, initiate, furnish information relating to or participate in negotiations with respect to, any offer for any purchase or sale of any material amount of the Business or Assets other than in the ordinary course of business consistent with past practice.

                 (f) Covenant Not To Compete. (i) Seller, for and on behalf of each of the Seller Entities, hereby expressly covenants and agrees that, for a period of three years after the Closing Date (the "Restricted Period"), the Seller Entities shall not, anywhere in the world, directly or indirectly in any capacity enter into or engage in the following businesses (the "Restricted Businesses"): (i) metal and polymer ligating clips that function in a manner similar to the ligating clips currently sold by the Business; and (ii) external metal skin stapling products that function in a manner similar to the external metal skin stapling products currently sold by the Business; provided, however, that notwithstanding the foregoing, any Seller Entity may (A) acquire and operate any business, person or entity engaged in any Restricted Business or any interest in any such business, person or entity and (B) engage in transactions contemplated by the International Transition Agreement. The covenant set forth in this clause (i) is referred to as the "Restrictive Covenant".

                 (ii) The parties agree that if any court of competent jurisdiction determines that the Restrictive Covenant or any part thereof is invalid or unenforceable, the remainder of the Restrictive Covenant shall not thereby be affected and shall be given full effect, without regard to the invalid portions. Furthermore, if any portion of the Restrictive Covenant or the application of any portion of the Restrictive Covenant to any person or circumstance shall be held invalid or unenforceable by any court of competent jurisdiction, the remaining portion of the Restrictive Covenant or the application of such portion of the Restrictive Covenant to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby. In either of the foregoing cases, the parties agree that they will amend the terms of the Restrictive Covenant or portion thereof so determined to be invalid or unenforceable, but only in the most minimal manner necessary to make such terms comply with the determination of such court.

                 (g) Use of Names. Seller agrees that as soon as reasonably practicable but in any event no later than two weeks after the Closing it shall change its corporate name to eliminate the use of "Weck" and "Edward Weck Incorporated" or any derivative thereof and agrees that such names shall be and become the property of Buyer from and after the Closing Date. Except as provided in this Section 5(g), Section 8(j) or the license agreement referred to in Section 8(k), Seller agrees not to use such names at any time from and after the Closing Date.

                 (h) Confidentiality Agreements. At the Closing Bristol-Myers Squibb Company shall assign to Buyer all its rights under Confidentiality Agreements with prospective bidders entered into in connection with the process leading to the sale of the Business, to the extent such rights relate to confidential information relating to the Business (it being understood that Bristol-Myers Squibb Company shall retain all other rights under such Confidentiality Agreements). In addition, Bristol-Myers Squibb Company will not release any prospective bidders from their obligations under any such Confidentiality Agreement and at Closing will provide Buyer a copy of each such Confidentiality Agreement. Notwithstanding the foregoing Seller shall not assign, or provide copies of, any such Confidentiality Agreement if doing so would result in a breach thereof.

                 (i) Financial Statements. (i) As soon as practicable after the date hereof but not later than the Closing Date, Seller shall prepare and deliver to Buyer revisions of the Financial Statements (the "Revised Financial Statements"), which shall reflect the addition of the international sales of Seller and related expenses and the Foreign Inventory. The Revised Financial Statements shall be audited, shall be prepared on the same basis as the Financial Statements and shall cover the same periods as the Financial Statements (except that an income statement for the year ended December 31, 1991, shall be added). Seller shall not make any representations or warranties regarding the Revised Financial Statements. The Seller Entities and their accountants shall have no responsibility or liability to Buyer, Buyer's accountants or any other person with respect to the Revised Financial Statements, except for Seller's specific obligations under this subparagraph
(i).

                 (ii) If Buyer is required by the Securities and Exchange Commission to prepare and file revisions to the Revised Financial Statements, then Seller shall cooperate reasonably with Buyer in order to permit Buyer to prepare such revised financial statements. Such cooperation shall include giving Buyer and Buyer's accountants reasonable access to personnel and all accounting books and records of the Seller Entities that may be relevant to Buyer's preparation of such revised financial statements including working papers of the Seller Entities' accountants, and photocopies thereof as Buyer may request. Seller shall not make any representations and warranties regarding such revised financial statements. The Seller Entities and their accountants shall have no responsibility or liability to Buyer, Buyer's accountants or any other person with respect to such revised financial statements, except for Seller's cooperation obligation pursuant to this subparagraph (ii). Buyer shall reimburse Seller for all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of Seller's accountants and counsel, if any) incurred by the Seller Entities in connection with Seller's cooperation pursuant to this subparagraph (ii).

                 6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

                 (a) Authority; No Conflicts. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.
This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with or result in any violation of (i) any provision of the Certificate of Incorporation or By-laws of Buyer, (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer is a party or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its assets, other than, in the case of clauses (ii) and
(iii) above, any such conflicts or violations that in the aggregate would not have a material adverse effect on the business or financial condition of Buyer taken as a whole or on the ability of Buyer to consummate the transactions contemplated hereby. Except for compliance with the HSR Act, if applicable to the purchase and sale of the Assets, no material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Authority is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

                 (b) Litigation. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer which would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or
(ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the best knowledge of Buyer, threatened against Buyer, which could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

                 (c) Availability of Funds. Buyer has cash available or existing borrowing facilities which, together with its available cash, are sufficient to enable it to consummate the transactions contemplated by this Agreement.

                 7. Covenants of Buyer. Buyer covenants (and Seller covenants as applicable with respect to Section 7(c)) as follows:

                 (a) Confidentiality. Buyer acknowledges that all information provided to it by Seller or the other Seller Entities or their respective agents and representatives, in relation to the Business, the Excluded Assets or the Seller Entities' other businesses (including, without limitation, any information which may be provided pursuant to Section 5(i)), is subject to the terms of a Confidentiality Agreement dated July 9, 1993, between Buyer and Bristol-Myers Squibb Company (the "Buyer Confidentiality Agreement"), all terms of which are incorporated herein by reference (except that this Agreement constitutes a Sale Agreement, as defined therein). Effective upon, and only upon the Closing, the Buyer Confidentiality Agreement shall terminate but only with respect to information provided to

Buyer or its affiliates that relates to the Business (it being understood that all information so provided to Buyer with respect to the Excluded Assets, the Seller Entities or their other businesses shall continue to be subject to the Buyer Confidentiality Agreement, which agreement shall remain in full force and effect with respect to such matters notwithstanding the Closing).

                 (b) Employees. Buyer shall offer employment, effective as of the Closing Date, on substantially the same terms and conditions as provided by Seller as of the Closing Date with respect to geographic location and compensation, to all persons employed by Seller in the Business on the Closing Date and to the persons employed by other Seller Entities who are identified on
Schedule 7(b), other than persons who are "totally disabled" within the meaning of the Bristol-Myers Squibb Company Long Term Disability Income Plan (any such person being an "Employee"). Any Employee who accepts employment with and becomes an employee of Buyer on the Closing Date is herein referred to as a "Transferred Employee". Buyer agrees that all Employees who on the Closing Date are eligible to receive or are receiving short-term disability benefits or are on an approved leave of absence, vacation, personal day or other approved absence, shall be deemed to have accepted employment with the Buyer and are included as Transferred Employees.

                 (c) Employee Benefit Matters. Effective as of the Closing Date and for a period of at least three years after the Closing Date Buyer shall establish and maintain compensation and benefit plans and arrangements for Transferred Employees that, in the aggregate, shall be no less favorable than those currently provided by Seller to such employees pursuant to the compensation and benefit plans and arrangements identified on Schedule 7(c). Except as provided in Section 7(c)(v), Buyer shall treat Transferred Employees no less favorably than employees of Buyer who are in comparable positions and at comparable locations, and shall give each Transferred Employee past service credit under its compensation and benefit plans and arrangements and for all employee benefits purposes for service with Seller or another Seller Entity prior to the Closing Date as if such service had been with Buyer. Buyer and Seller agree that benefits provided under Buyer's plans disclosed on Schedules 7(c)(v), (vi), (vii), (viii) and (ix) shall be deemed to be no less favorable than the analogous benefits currently provided to Employees by Seller. Without limiting the generality of the foregoing, Buyer and Seller agree as follows:

                 (i) Effective as of the Closing Date, Buyer shall adopt and maintain in effect a severance policy for Transferred Employees (the "Buyer Severance Policy") that is identical (except as provided below) to the Bristol-Myers Squibb Company Severance Plan in effect as of the Closing Date (the "BMS Severance Plan"), with the effect that any Transferred Employee whose employment is terminated on or after the Closing Date and until three years after the Closing Date will be entitled to receive from Buyer the severance benefits, including the "Rule of 70" provisions, that such Transferred Employee would have received if he or she were covered by the BMS Severance Plan (providing full credit for all years of service of such Transferred Employee with Seller, any other Seller Entity and Buyer). Schedule 7(c) includes a copy of the BMS Severance Plan. Buyer shall be responsible for the payment of severance benefits, if any, in accordance with the terms and conditions of the BMS Severance Plan to any Employee who does not become a Transferred Employee.

                (ii) Buyer will permit Transferred Employees to schedule and take unused and accrued vacation time off with pay in accordance with the Bristol-Myers Squibb Company vacation policies to the extent such vacation time exists as of the Closing Date.

               (iii) Buyer will waive all waiting periods, limitations with respect to pre-existing conditions and all other conditions applicable to Transferred Employees under the benefit plans of Buyer.

                (iv) Buyer shall offer outplacement services, the terms of which are set forth on Schedule 7(c)(iv), to all Transferred Employees whose employment is terminated during the three years following the Closing Date and who are entitled to receive benefits under the severance policy to be adopted by Buyer as provided herein.

                 (v) (A) As soon as practicable after the Closing Date, and effective as of the Closing Date, Buyer shall adopt or designate a defined benefit pension plan (the "Pension Plan"), the terms of which are set forth on

         Schedule 7(c)(v), covering Transferred Employees. Except as provided in sub-paragraph (B) hereof, the Pension Plan shall provide credit for all service credited under the Bristol-Myers Squibb Company Retirement Income Plan (the "Retirement Income Plan") as of the Closing Date with respect to Transferred Employees.

                 (B) Buyer shall cause the Pension Plan to provide that each Transferred Employee's benefit under the Pension Plan shall be a future service benefit calculated by (x) applying the benefit formula under the Pension Plan to the Transferred Employee's service and compensation under the Pension Plan after the Closing Date, without taking into account the Transferred Employee's service and compensation credited under the Retirement Income Plan for purposes of determining the amount of the benefit under the Pension Plan and (y) taking into account the Transferred Employee's actual age and entire period of service (including service credited under the Retirement Income Plan at the Closing Date and service credited under the Pension Plan after the Closing Date) for vesting and benefit eligibility purposes, including any service requirements for the application of any subsidies for early retirement or otherwise.

                (vi) (A) As soon as practicable after the Closing Date, and effective as of the Closing Date, Buyer shall adopt or designate a profit-sharing plan with a salary reduction arrangement that covers Transferred Employees and meets the requirements of Sections 401(a) and 401(k) of the Code ("Section 401(k) Plan"), the terms of which are set forth on Schedule 7(c)(vi). Seller and Buyer agree that on and after the Closing Date the Section 401(k) Plan shall not permit Transferred Employees to make additional employee after-tax contributions or to invest any amounts under the Section 401(k) Plan in additional BMS Stock (as defined in paragraph (B) below). Buyer agrees that all service credited under the Bristol-Myers Squibb Company Savings and Investment Program (the "Savings Plan") as of the Closing Date with respect to Transferred Employees shall be credited under the Section 401(k) Plan for all plan purposes, including eligibility and vesting.

                 (B) (1) Contingent on the Closing, Seller shall fully vest, effective as of the Closing Date, Transferred Employees who are participants in the Savings Plan in their account balances under the Savings Plan. Within 60 days after the adoption or designation of the
         Section 401(k) Plan by Buyer or as soon as practicable thereafter, Seller shall cause an amount in cash (or property offered by Seller and acceptable to Buyer, it being understood that shares of Bristol-Myers Squibb Company common stock ("BMS Stock") and notes executed by Transferred Employees under the Savings Plan will constitute property acceptable to Buyer) equivalent to the account balances of Transferred Employees under the Savings Plan as of the date of transfer to be transferred from the trust maintained under the Savings Plan to the trust maintained under the Section 401(k) Plan. Buyer shall establish, effective as of the Closing Date, an investment fund under the Section 401(k) Plan to which shall be transferred the shares of BMS Stock which as of the date of transfer are credited under the Savings Plan to accounts of Transferred Employees. Such transfer of assets shall be made only after Buyer has supplied to Seller either (A) a copy of an IRS determination letter finding the
         Section 401(k) Plan as in effect as of the Closing Date to be a qualified plan meeting the requirements of Sections 401(a) and 401(k) of the Code or (B) an opinion of counsel that the Section 401(k) Plan has been established in accordance with the Code and ERISA, and that Buyer will request a determination letter from the IRS and make any and all changes to the Section 401(k) Plan necessary to receive a favorable determination letter. Buyer and Seller shall cooperate with each other during the period beginning on the Closing Date and ending on the date the assets are transferred to the trust maintained under the Section 401(k) Plan to ensure the ongoing operation and administration of the Section 401(k) Plan and the Savings Plan with respect to Transferred Employees.

                 (2) (x) Buyer shall adopt, effective as of the Closing Date, an excess benefit plan comparable to the Benefit Equalization Plan of Bristol-Myers Squibb Company and its Subsidiary or Affiliated Corporations Participating in the Bristol-Myers Squibb Company Savings and Investment Program ("Savings BEP") which covers Transferred Employees ("Buyer's Savings BEP") with respect to their participation in the Section 401(k) Plan. Buyer's Savings BEP shall have no obligation (1) to provide for any Transferred Employees to become participants in Buyer's Savings BEP after the Closing Date who are not participants in the Savings BEP as of the Closing Date, or (2) to accrue any additional amounts for service of a participating Transferred Employee after the Closing Date, but shall continue to provide for deemed earnings and appreciation on amounts credited to such a Transferred Employee's account under the Buyer's Savings BEP. Buyer shall cause Buyer's Savings BEP to assume, effective as of the Closing Date, all Seller's obligations and liabilities under the Savings BEP with respect to Transferred Employees.

                 (y) Contingent on the Closing, Seller shall fully vest, effective as of the Closing Date, all Transferred Employees in their accrued benefits under the Savings BEP. Seller shall cause an amount in cash (or property offered by Seller and acceptable to Buyer) equivalent to the account balances of Transferred Employees under the Savings BEP determined as of the date of transfer to be transferred to the Buyer. Such transfer shall occur on the same date that assets are transferred from the Savings Plan to the Section 401(k) Plan.

               (vii) (A) Buyer agrees that Transferred Employees and their eligible dependents shall be eligible to participate in the medical and dental plans maintained or established by Buyer or its designee ("Buyer's Health Plans"), effective as of the Closing Date, the terms of which are set forth on Schedule 7(c)(vii). Any and all waiting periods, limitations with respect to pre-existing conditions and all other conditions applicable to Transferred Employees (other than deductibles and co-payment requirements) shall be waived under Buyer's Health Plans with respect to Transferred Employees and their eligible dependents. In addition, Buyer shall cause the Buyer's Health Plans to recognize any out-of-pocket medical and dental expenses incurred by Transferred Employees and their eligible dependents prior to the Closing Date and during the calendar year in which such Closing Date occurs for purposes of determining their deductibles and out-of-pocket maximums under the Buyer's Health Plans. The cost to a Transferred Employee under the Buyer's Health Plans for calendar year 1994 shall be not more than the aggregate cost to such Transferred Employee under Seller's High Comprehensive Medical Plan Option and under Seller's Comprehensive Dental Plan Option for 1994. For the subsequent two calendar years Buyer may increase such cost by an amount which is not greater than the amount determined by multiplying the cost to such Transferred Employees for the prior calendar year by 15 percent (15%). Notwithstanding the above, the employee premiums for the US Healthcare HMO in New Jersey for 1994 shall be no more than $56 per month for employee only coverage, $104 per month for employee plus one dependent, and $142 per month for employee plus two or more dependents. Increases in employee premiums for the subsequent two calendar years may increase by no more than 15% per year. Buyer agrees that it shall use its best efforts to make available to Transferred Employees the same health maintenance organizations that were available to Transferred Employees prior to the Closing Date.

                 (B) Buyer agrees that claims relating to costs incurred by Transferred Employees and their dependents after the Closing Date shall be made under Buyer's Health Plans and paid in accordance with the provisions of Buyer's Health Plans.

                 (C) Except as provided below, Buyer agrees to provide or cause to be provided under Buyer's Health Plans to Transferred Employees who retire after the Closing Date and their dependents, the retiree health care benefits and coverage that are set forth on
         Schedule 7(c)(vii). Seller agrees to retain responsibility under the Seller's Health Plans for retiree medical and dental costs incurred with respect to (x) Employees and their dependents who retire or terminate on or prior to the Closing Date and (y) Transferred Employees and their dependents who on the Closing Date are eligible to retire under the Retirement Income Plan, it being understood that health care benefits for Transferred Employees described in this clause (y) as active employees of Buyer shall be provided under Buyer's Health Plans pursuant to subparagraphs (A) and (B) above.

              (viii) Buyer agrees to provide coverage effective as of the Closing Date to Transferred Employees under Buyer's or its designee's short-term and long-term disability plans, the terms of which are set forth on

         Schedule 7(c)(viii), and be responsible for all such costs incurred with respect to Transferred Employees after the Closing Date. Any and all waiting periods, pre-existing conditions and all other conditions applicable to Transferred Employees shall be waived under Buyer's short-term and long-term disability plans with respect to Transferred Employees. Seller agrees to retain responsibility for long-term disability benefits to be paid to individuals eligible to receive or receiving such benefits on or prior to the Closing Date.

                (ix) Buyer agrees to provide to each Transferred Employee life insurance coverage, effective as of the Closing Date, equal to one and one-half times such employee's annual eligible compensation (as determined in accordance with Buyer's current life insurance plan, the terms of which are set forth on Schedule 7(c)(ix)). In addition, Buyer agrees to make available to each Transferred Employee effective as of the Closing Date, optional life insurance coverage, the terms of which are set forth on Schedule 7(c)(ix). Any and all waiting periods and proof of insurability clauses shall be waived with respect to Transferred Employees and all other conditions applicable to Transferred Employees with respect to amounts not in excess of the guaranteed issue amounts under Buyer's life insurance plans or any other life insurance plans made available to Transferred Employees. Such guaranteed issue amounts are set forth on Schedule 7(c)(ix).

                 (x) Buyer agrees to make any and all payments to Transferred Employees pursuant to the performance and incentive plans and related administrative guidelines and procedures (the "Incentive Plans") listed or described on Schedule 7(c)(x), which relate to the fiscal year ending December 31, 1993 ("Incentive Payments"), and which shall not have been paid to the Transferred Employees prior to the Closing Date. Seller shall provide to Buyer a schedule listing the Incentive Payment, if any, to be paid to each Transferred Employee in respect of the fiscal year ending December 31, 1993 and the portion, if any, of such Incentive Payment paid by Seller prior to the Closing Date. If the Closing Date occurs in 1993, Seller shall reimburse Buyer in respect of such Incentive Payments in an amount determined by (i) multiplying the aggregate amount of such Incentive

         Payments by a fraction, the numerator of which is the number of days beginning on January 1, 1993 and ending on the Closing Date and the denominator of which is 365, and (ii) reducing such amount by an amount equal to any Incentive Payment previously paid by Seller in respect of 1993. If the Closing Date occurs in 1994 but prior to Seller paying the full amount of Incentive Payments in respect of fiscal year ending December 31, 1993, Seller shall reimburse Buyer in respect of such Incentive Payments in an amount determined by reducing the aggregate amount of such Incentive Payments by an amount equal to any Incentive Payment previously paid by Seller in 1993. Buyer agrees to make such payments pursuant to the terms and conditions of the Incentive Plans and in a manner consistent with Seller's past practices and procedures;provided, however, that, notwithstanding any provision of the Incentive Plans to the contrary, all Transferred Employees shall be entitled to receive payments pursuant to this subparagraph 7(c)(x), regardless of whether any such Transferred Employee's employment shall be terminated for any reason. Seller shall reimburse Buyer for all accrued payroll, accrued bonus, accrued commissions, accrued short-term disability, including employee withholding, FICA, FUTA and other related payments, paid or made by Buyer in respect of services performed by Transferred Employees prior to the Closing Date. The amount of accrued Incentive Payments included in the payment for accrued bonus shall be determined as set forth in this Section 7(c)(x). Within 60 days after the Closing Date, Seller shall pay, in cash, all banked vacation pay with respect to Transferred Employees.

                 8. Mutual Covenants. Each of Seller and Buyer, as the case may be, covenants and agrees as follows:

                 (a) Consents. (i) Buyer and Seller agree (A) to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents, (B) to use all reasonable efforts to obtain promptly the satisfaction (but not waiver) of the conditions to Closing set forth in Section 3 (each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing actions) and (C) to advise the other party promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

                 (ii) Nothing in this Agreement shall be construed as an attempt to assign any Contract, permit, franchise, or claim included in the Assets which is by its terms or by law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been obtained, or as to which all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, to provide Buyer the full realization and value of every Contract, permit, franchise and claim of the character described in the immediately preceding sentence (subject to the terms of the International Transition Agreement), Seller agrees that for a period of one year after the Closing, it will, at the request and under the direction of Buyer, take all reasonable actions as shall in the reasonable opinion of Buyer or its counsel be necessary or proper (i) to assure that the rights of Seller under such contracts, leases, agreements, permits, franchises, and claims shall be preserved for the benefit of Buyer and (ii) to facilitate receipt of the consideration to be received by Seller in and under every such contract, lease, agreement, permit, franchise, or claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyer; provided that Buyer shall reimburse the Seller Entities for any and all costs, expenses, losses and liabilities incurred by the Seller Entities in connection with taking any such actions.

                 (iii) Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to the Contracts and that such consents have not been obtained. Buyer agrees that Seller shall not have any liability whatsoever arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any Contract as a result thereof. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition to Buyer's obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied, as a result of (A) the failure to obtain any such consent or as a result of any such default, acceleration or termination or (B) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any persons arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination. Buyer and Seller shall jointly cooperate in attempting to obtain any consents required in connection with the transactions contemplated by this Agreement; provided, however, that none of the Seller Entities shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. The provisions of this Section 8(a)(iii) shall not limit the closing condition set forth in Section 3(b)(viii).

                 (iv) Buyer acknowledges that the Shared Contracts shall not constitute Assets and shall not be assigned by the Seller Entities to Buyer and, except as set forth below or in the International Transition Agreement, Buyer assumes no responsibility therefor. At Buyer's request, with respect to any Shared Contract, the Seller Entities and Buyer shall cooperate with each other in any reasonable manner and use reasonable efforts to obtain the agreement of the other party or parties to any Shared Contract to enter into a separate agreement with Buyer with respect to the matters covered by such Shared Contract as they relate to the Business; provided, however, that such cooperation shall not include any requirement of the Seller Entities or Buyer to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Buyer agrees that the Seller Entities shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such separate agreement. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of the failure to obtain any such separate agreement or as a result of any facts relating to the Shared Contracts.

                 (v) Buyer shall cooperate with the Seller Entities in any commercially reasonable manner requested by Seller to minimize any liability the Seller Entities may have in connection with Shared Contracts and Nontransferred Contracts as a result of the transactions contemplated under this Agreement, including enabling the Seller Entities to perform their obligations under such Shared Contracts and

Nontransferred Contracts for a period of up to one year following the Closing Date and including repurchasing products of the Business sold to distributors that are parties to Nontransferred Contracts or Shared Contracts; provided, however, that such cooperation shall not include any requirement of the Seller Entities or Buyer to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

                 (vi) Except as otherwise provided in the International Transition Agreement, with respect to any Shared Contract with respect to which Seller and Buyer are unable to obtain a separate agreement between Buyer and the other party or parties, Buyer shall have the right to require that Seller cause the Seller Entities to use reasonable efforts to perform any such Shared Contract, to the extent it relates to the Business, as agent for and for the account of Buyer, for a period of up to one year following the Closing Date; provided that Buyer shall reimburse Seller for any and all reasonable out-of-pocket costs, expenses, losses and liabilities incurred by the Seller Entities in connection with taking such action. The Seller Entities shall take all actions reasonably requested by Buyer, and shall assign to Buyer upon request any assignable rights, to enforce any of the Confidentiality Agreements, to the extent relating to the Business or the Assets; provided that Buyer shall reimburse the Seller Entities for any and all reasonable out-of-pocket costs, expenses, losses and liabilities incurred by the Seller Entities in connection with such actions.

                 (b) Cooperation. Buyer and Seller shall cooperate with each other and shall cause their officers, employees, agents and representatives to cooperate with each other for a period of 60 days after the Closing to ensure the orderly transition of the Business from Seller to Buyer and to minimize the disruption to the respective businesses of the parties hereto resulting from the transactions contemplated hereby. No party shall be required by this
Section 8(b) to take any action that would unreasonably interfere with the conduct of its business.

                 (c) Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 8(a)), each party will use its best efforts to cause the Closing to occur. Without limiting the foregoing or the provisions of Section 8(a), Buyer and Seller shall use their respective best efforts to cause the Closing to occur on or prior to December 15, 1993.

                 (d) Antitrust Notification. Each of Seller and Buyer will as promptly as practicable, but in no event later than 10 business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Seller and Buyer will use its best efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Assets, including using such best efforts to defend any litigation to which the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") is a party; provided that either party may terminate its defense of any such litigation if, in the opinion of such party or its counsel, a favorable resolution of such litigation
is not likely.    Notwithstanding the foregoing, nothing contained in this
Agreement will require or obligate Buyer or its affiliates (i) to initiate any litigation to which any Authority (including the Antitrust Division and the FTC) is a party; (ii) to agree or otherwise become subject to any material limitations on (A) the right of Buyer or its affiliates effectively to control or operate the Business, (B) the right of Buyer or its affiliates to acquire or hold the Business, or (C) the right of Buyer to exercise full rights of ownership of the Business or the Assets; or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Pilling Co., a wholly owned subsidiary of Buyer, or the Business, provided that, in the case of clause (iii) above, Buyer agrees to use its best efforts to negotiate with the Antitrust Division or the FTC in order to avoid such an agreement or requirement.

                 (e) Publicity. The parties hereto agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party hereto without the prior written consent of the other party hereto, except as such release or announcement may be required by law.

                 (f) Sales or Transfer Taxes. Buyer shall pay all sales, transfer, recording, conveyancing, value-added or similar Taxes or expenses ("Transfer Taxes") that may be imposed as a result of the sale and transfer of the Assets, including any such Taxes or expenses payable under North Carolina or New Jersey law in connection with the sale and transfer of any Real Property. Buyer shall deliver to Seller exemption certificates satisfactory in form and substance to Seller with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be so imposed. To the extent legally permissible, Buyer and Seller shall cooperate with each other to qualify the sale and transfer of the Assets as a bulk sale or occasional sale exempt in whole or in part from Transfer Taxes otherwise payable under North Carolina or New Jersey law.

                 (g) Removal of Excluded Assets. From the date hereof through and including the 90th day following the Closing Date, Seller, at its own expense, may cause any Excluded Assets located at Seller's facilities in Research Triangle Park, North Carolina to be removed from such facilities.

                 (h) Collection of Receivables. Twice during each month (on the first and the 15th days thereof) Buyer shall deliver to Seller any cash or other property received by it or its affiliates in payment of any accounts receivable generated by Seller or any of its affiliates (such accounts receivable, collectively, "Seller's Accounts Receivable"), and Seller shall deliver to Buyer any cash or other property received by it or its affiliates in payment of any accounts receivable generated by Buyer or its affiliates ("Buyer's Accounts Receivable"). If, with respect to any customer, invoices issued by Buyer or any of its affiliates and invoices issued by Seller or any other Seller Entities are outstanding, the "first-in, first-out" principle shall be applied in determining the invoice (and, accordingly, the

Seller's Account Receivable or the Buyer's Account Receivable) to which a payment relates, unless the payment by its terms specifies or clearly indicates the invoice to which it relates. Buyer agrees that it shall maintain the Business's historical policies with respect to return of merchandise. Buyer and Seller shall cooperate with each other in the collection of their respective accounts receivable, and each agrees not to take any action that would result in the hindrance or delay in the collection or payment of any accounts receivable. Each party further agrees that until the later of (i) 180 days after the Closing and (ii) such time as the outstanding Seller's Accounts Receivable, as the case may be, have been paid in full, such party shall allow a representative of the other party to inspect periodically, but not more than once a week, such party's books and records relating to the Buyer's Accounts Receivable and Seller's Accounts Receivable for the purpose of verifying its compliance with its obligations set forth above.

                 (i) International Transitional Distribution Services Agreement. Buyer and Seller shall negotiate in good faith a definitive International Transitional Distribution Services Agreement substantially on the terms set forth in Exhibit K (the "International Transition Agreement"). Buyer and Seller agree to execute the International Transition Agreement concurrently with the Closing.

                 (j) Use of "Weck" name by Seller. (i) Buyer hereby grants to the Seller Entities a royalty-free, non-exclusive worldwide license to continue to use the trademarks and trade names "WECK" and "EDWARD WECK INCORPORATED" (collectively, the "Names") in connection with the sale by the Seller Entities of their existing inventories of endoscopy products bearing the Names (the "Licensed Goods"). Such license shall commence upon the Closing and is subject to the following conditions and limitations:

                      (A) The Seller Entities acknowledge that after the Closing ownership of all right, title and interest in the Names is and shall remain solely vested in Buyer, and the Seller Entities agree that all goodwill attributed to their use of the Names after the Closing shall inure to the exclusive benefit of Buyer for all purposes.

                      (B) The Seller Entities shall use the Names only in connection with Licensed Goods and not in connection with any other service, product or business, except as permitted under Section 5(g). The Seller Entities shall conduct their businesses in a manner which shall not bring discredit upon the Names or cause Buyer's ownership of the Names to be impaired, reduced or otherwise adversely affected (Buyer agrees that this provision shall not affect the Seller Entities' right to set the prices at which the Licensed Goods are to be sold). The Seller Entities shall use reasonable efforts to sell Licensed Goods before selling comparable products which are not Licensed Goods.

                      (C) The Seller Entities shall promptly notify Buyer of (A) any unauthorized use or infringement by any third party of any of the Names and (B) any assertion by any third party that the Seller Entities' use of any of the Names constitutes trademark, service mark, trade dress or trade name infringement, unfair competition or any other tortious act. The Seller Entities may not prosecute or defend any claim or action alleging infringement or unfair competition or any other claim or action involving any of the Names; however, they shall cooperate in any such prosecution, defense, claim or action undertaken by Buyer, provided that Buyer shall reimburse the Seller Entities for all reasonable out-of-pocket costs and expenses incurred by them in connection with such cooperation.

                      (D) The license granted by this Section 8(j) shall terminate two years after the Closing. Upon termination and subject to the rights granted to Xomed-Treace, Inc. pursuant to the Trademark License referred to in Section 8(k), (1) the license of the Names to the Seller Entities and all of the Seller Entities' rights under this
         Section 8(j) shall cease; and (2) the Seller Entities shall immediately cease all use of the Names and all materials bearing the Names.

                      (E) The Seller Entities may not assign or transfer to any third party all or any part of its rights or duties under this
         Section 8(j).

                 (k) Trademark License. At the Closing, Buyer shall execute and deliver a license agreement between Buyer and Xomed-Treace, Inc. in the form of Exhibit K.

                 (l) Cooperation With Respect to Returns. The provisions of this Section 8(l) apply to products sold by the Seller Entities prior to the Closing Date in connection with the Business (a "Product") and returned by customers within six months after the Closing Date.

                 (i) In the event a Product is returned, other than pursuant to a Product warranty or guarantee (a "Returned Item"), to Buyer, Buyer shall in accordance with Seller's return policies applicable to such Returned Item:

                      (A) if any Seller Entity continues to maintain an
                 account receivable on the Returned Item, issue a credit against such account receivable; or

                      (B) if the Seller Entities do not continue to maintain
                 an account receivable on the Returned Item, provide a refund or a credit against such customer's account receivable with Buyer.

         Buyer shall reimburse Seller for the Seller's standard cost of any Returned Item to which clause (A) applies. Seller shall reimburse Buyer for the amount by which any refund or credit provided by Buyer with respect to a Returned Item pursuant to clause (B) exceeds Seller's standard cost with respect to such Returned Item. In either case, Buyer shall be entitled to keep the Returned Item. Without limiting the generality of Section 1(d), Buyer shall honor Seller's return, warranty and guarantee policies during the term of this
         Section 8(l).

                 (ii) Seller and Buyer shall cooperate with each other, and provide access to all books and records and other documentation, relating to the transactions contemplated by this Section 8(l).

                 (iii) Seller shall not have any reimbursement obligation for Products which are returned pursuant to a Product warranty or guarantee. Buyer shall provide a replacement, credit, repair or refund with respect to such Products in accordance with the applicable warranty or guarantee policies of Seller. If a Product returned pursuant to a Product warranty or guarantee results in a credit against an account receivable maintained by any Seller Entity, Buyer shall reimburse

         Seller for the Seller's standard cost of such returned Product.

                 (iv) In the event Products are returned by a customer directly to any Seller Entity, such Seller Entity shall refer the customer to Buyer.

                 (v) The provisions of this Section 8(l) shall apply to repurchases of inventory from distributors pursuant to Section 8(a)(v) for a period of one year after the Closing Date.

                 (m) Company Cars. At the Closing, Buyer and Seller shall execute and deliver a lease assumption agreement in the form of Exhibit M, pursuant to which Seller shall assign to Buyer and Buyer shall assume the leases relating to the leased vehicles listed on Schedule 1(b)(ii), it being understood that the existing terms (including pricing) of such leases shall not be modified in connection with such assignment.

                 9. Further Assurances. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the limitations set forth in Section 8(a)), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including without limitation Seller's providing of notice and taking other applicable action, at Buyer's expense, with the U.S. Food and Drug Administration and foreign authorities to facilitate Buyer's receipt of the necessary approvals and permits to operate the Business.

                 10. Indemnification. (a) Environmental Indemnity. (i) Seller has provided Buyer with a copy of the final Phase I assessment of the Owned Property, dated August 1993, and the Phase II assessment of the Owned Property, dated October 1993, both of which were prepared by TRC Environmental Corporation ("TRC"), together with results of all related testing and analytical work performed by, or on behalf of, TRC through the date hereof. Seller will provide Buyer with any additional related testing or analytical results performed by, or on behalf of, TRC through the Closing Date. (These assessments and subsequent work, as well as all preparatory and preliminary work performed by TRC and its subcontractors, shall be referred to collectively as the "TRC Reports".)

                 (ii) Seller agrees that it shall bear the expense of, and responsibility for, any monitoring or remediation of conditions identified in the TRC Reports to the extent that such monitoring or remediation is required by any Authority by virtue of any non-compliance with any Environmental Law in effect at the Closing Date. Any such remediation shall be completed by Seller, at Seller's expense, subject to the provisions of subparagraph (iv) below. All such remediation shall be performed to the levels and requirements in effect at the time of such monitoring or remediation as established by any Authority with jurisdiction over the Owned Property. Subject to the limitations set forth in subparagraph (iii) hereof, all such remediation shall be conducted under the exclusive direction and control of Seller, and/or its agents and consultants, and Seller, except as provided in subparagraph (iii) hereof, shall have the sole right to negotiate with any Authority concerning the timing, scope and levels of such remediation. (All monitoring and remediation activities required to be performed by Seller pursuant to this subparagraph (ii) shall collectively be referred to as the "RTP Remediation".)

                 (iii) Buyer agrees to use its best efforts to cooperate with Seller with respect to any RTP Remediation. During the course of any RTP Remediation, Buyer shall, and hereby does, grant to Seller, its agents, employees, contractors and consultants, all access reasonably necessary to perform such RTP Remediation at reasonable times and in compliance with any health and safety requirements of Buyer. Such access shall include access to employees, including those with relevant environmental, health and safety knowledge or experience, as well as use of utilities at Seller's expense, and shall also include reasonable parking and storage space. Buyer also hereby agrees to allow Seller to install any remediation devices at, on or under the Owned Property, including, but not limited to, monitoring wells or pump and treat systems, that are required by any Authority or that Seller deems reasonably necessary to perform the RTP Remediation, provided that such remediation devices shall be located to minimize impact on Buyer's operations, whenever technically and economically feasible. During the course of the RTP Remediation, Seller shall use its best efforts to avoid or minimize interference with the ongoing business of Buyer. Buyer may, at its own expense (such expense to include costs of consultants' and attorneys' fees), monitor the RTP Remediation, obtain split samples of any samples taken by Seller and/or its consultants, take samples from wells installed at any time by Seller on the Owned Property, provided Seller has consented (which consent shall not unreasonably be withheld), review all filings with any Authority prior to submission to the Authority and recommend changes to minimize interference with Buyer's operations. Further, Buyer shall be entitled, at its own expense, to participate in any meetings with any Authority concerning the RTP Remediation. Seller shall give Buyer reasonable access to information reasonably necessary to allow Buyer to undertake such activities, including, but not limited to, any TRC materials or data created after the Closing Date. If such access would require Seller to reveal information that would otherwise be protected by the attorney-client privilege, or any attorney work product doctrine or other privilege pertaining to confidentiality, then Seller and Buyer shall enter into a reasonable joint defense agreement, or similar agreement, governing the terms and conditions of such access and preserving, to the greatest extent possible, the confidentiality of the information provided.

                 (iv) Except for Buyer's monitoring expenses and Buyer's fees set forth in subparagraph (iii) above, Seller shall indemnify and hold Buyer harmless from all liabilities, costs and expenses, including reasonable attorneys' fees and consultants' fees, (x) arising out of third party claims to the extent based on conditions that require the RTP Remediation or the RTP Remediation itself (collectively, "RTP Liability") or arising out of third party claims to the extent based on conditions that require monitoring or remediation by Seller pursuant to subparagraph (v) below or such monitoring or remediation itself, (y) arising from the off-site transportation, treatment, storage or disposal of Hazardous Substances at any time prior to the Closing Date by Seller, or (z) arising from the release or threat of release, as defined by CERCLA, of Hazardous Substances or any other environmental condition including, without limitation, the presence of Hazardous Substances at, on, in or under any real property now or previously owned, leased or operated by Seller (excluding the Owned Property and the Leased Property) or the violation of Environmental Law by Seller or the Business at any such property. This indemnification obligation shall not include consequential damages, lost profits or costs or expenses relating to any interruption of Buyer's business.

                 (v) Seller agrees that it shall bear the expense of, and responsibility for, any monitoring or remediation required by any Authority by virtue of any non-compliance with any Environmental Law in effect at the Closing Date arising out of any condition found by Buyer at the Owned Property within six (6) months of the Closing Date (hereinafter referred to as the "Buyer's Evaluation Period") as to which Buyer has notified Seller prior to the expiration of the Buyer's Evaluation Period and which commenced or was in existence at the Owned Property prior to the Closing Date. Any such condition shall be presumed to have commenced or been in existence at the Owned Property prior to the Closing Date unless Seller proves the contrary. Seller also agrees that it shall bear the expense of and responsibility for any monitoring or remediation required by any Authority, by virtue of any non-compliance with any Environmental Law in effect at the Closing Date, arising out of any condition found by Buyer at the Owned Property after the expiration of the Buyer's Evaluation Period and before the second anniversary of the Closing Date (hereinafter the "Additional Discovery Period") as to which it has notified Seller and the appropriate Authority prior to the expiration of the Additional Discovery Period, but only to the extent that Buyer can demonstrate that such condition is not attributable to Buyer's operations. Seller's obligations under this paragraph (v) with respect to any such condition found within the Buyer's Evaluation Period or the Additional Discovery Period, as applicable, shall terminate upon receipt of notice from any Authority with jurisdiction over the Owned Property, either that it will not require, or that it will not undertake, any further action with respect to that condition. Any such monitoring or remediation of conditions discovered during the Buyer's Evaluation Period or the Additional Discovery Period shall be subject to the terms set forth in subparagraphs (ii) and (iii) of this Section 10(a).

                 (vi) Seller agrees that it shall bear the expense of, and responsibility for, compliance with ISRA in connection with the consummation of the sale of Assets contemplated by this Agreement.

                 (vii) Notwithstanding any other provision of this Agreement to the contrary, Buyer shall assume all environmental liabilities, costs and expenses, including reasonable attorneys' fees and consultants' fees, relating to the Business or the Owned Property that do not constitute (A) RTP Liability,
(B) Seller's obligations under
subparagraphs (iv) and (v) above with respect to conditions discovered during the Buyer's Evaluation Period or the Additional Discovery Period, as applicable, (C) Seller's obligations under subparagraph (vi) with respect to compliance with ISRA, and (D) Seller's obligations with respect to formerly owned or operated properties and off-site disposal activities pursuant to clauses (y) and (z) of subparagraph (iv) above (collectively, the "Other Environmental Liabilities"). Buyer shall indemnify and hold Seller harmless from all liabilities, costs and expenses, including reasonable attorneys' fees and consultants' fees, arising out of or relating to the Other Environmental Liabilities.

                 (viii) Notwithstanding any other provisions of this Agreement to the contrary, the rights, duties and responsibilities set forth in this
Section 10(a) shall not be assignable at any time by either Seller or Buyer and any such assignment shall be void.

                    (b) Other Indemnification by Seller. Seller hereby agrees to indemnify Buyer and its affiliates and each of their employees, directors and stockholders (collectively referred to herein as "Buyer Indemnified Parties") against and hold them harmless from any loss, liability, claim, damage or expense (including without limitation reasonable legal fees and expenses) (hereinafter collectively referred to as "Damages") suffered or incurred by Buyer Indemnified Parties (other than any relating to the environmental matters covered by Section 10(a)) for or on account of or arising from or in connection with (i) any breach of any representation or warranty of Seller contained in this Agreement, (ii) any breach of any covenant of Seller contained in this Agreement or any agreement entered into by Seller pursuant to this Agreement and (iii) the Retained Liabilities; provided, however, that Seller shall not have any liability under clause (i) above unless the aggregate of all Damages relating thereto for which Seller would, but for this proviso, be liable exceeds an amount on a cumulative basis equal to $2,000,000 (the "Basket Amount"), and then only to the extent of any such excess (provided that this proviso shall not apply to any breach of the representations and warranties set forth in Section 4(f), 4(g)(ii) and (iv) and 4(k)(ii)); provided further, however, that for purposes of determining whether a representation and warranty has been breached for purposes of this Section 10(b) and the amount of any related indemnifiable Damages, any materiality (or correlative meaning) qualifications included in the following representations and warranties shall be disregarded as though such representations and warranties had been made without such materiality qualifications: Section 4(b)(i) with respect to Permits, Section 4(c)(i) with respect to compliance with non-environmental laws, the second sentence of
Section 4(g)(iii) with respect to lease breaches, Section 4(h)(ii) with respect to Contract breaches and Section 4(i) with respect to litigation.

                 Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 10; provided, however, that nothing contained in this Agreement shall in any manner limit Buyer's right to seek injunctive and other equitable relief to enforce the obligations of Seller under this Agreement. In furtherance of the foregoing, subject to the proviso in the preceding sentence, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller relating to the subject matter of this Agreement arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation.

                 Buyer further acknowledges and agrees that, (i) other than the representations and warranties of Seller specifically contained in this Agreement, there are no representations or warranties of the Seller Entities either expressed or implied with respect to the Assets, the Assumed Liabilities or the Business and (ii) it shall have a right to indemnification solely as provided in this Section 10 and that it shall have no claim or right to indemnification with respect to any information (whether written or oral), documents or materials furnished by the Seller Entities or any of their respective officers, directors, employees, agents or advisors to Buyer, including, without limitation, the Confidential Fact Sheet, the Confidential Memorandum prepared by Goldman, Sachs & Co. dated July 1993, and any information, documents or material made available to Buyer in "data rooms", management presentations or any other form in connection with the transactions contemplated by this Agreement other than as to such documents or materials which are specifically referenced in the representations and warranties in this Agreement.

                 (c) Indemnification by Buyer. Buyer hereby agrees to indemnify Seller and its affiliates and each of their employees, directors and stockholders (collectively referred to herein as "Seller's Indemnified Parties") against and hold them harmless from any Damages suffered or incurred by Seller's Indemnified Parties for or on account of or arising from or in connection with (i) any breach of any representation or warranty of Buyer contained in this Agreement, (ii) any breach of any covenant of Buyer contained in this Agreement or any agreement entered into by Buyer pursuant to this Agreement, (iii) the Assumed Liabilities and (iv) any guarantee or obligation to assure performance given or made by Seller or any of its affiliates with respect to any of the Assets or the Assumed Liabilities.

                 Seller acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 10; provided, however, that nothing contained in this Agreement shall in any manner limit Seller's right to seek injunctive and other equitable relief to enforce the obligations of Buyer under this Agreement. In furtherance of the foregoing, subject to the proviso in the preceding sentence, Seller hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Buyer relating to the subject matter of this Agreement arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation.

                 (d) Losses Net of Insurance, etc. The amount of any Damages for which indemnification is provided under this Section 10 shall be net of any amounts actually recovered by the indemnified party under insurance policies, and each indemnified party shall use commercially reasonable efforts to enforce its rights under insurance policies in order to recover such amounts. Any indemnity payment under this Agreement (including any payment to or on behalf of the Seller Entities under Section 8(f)) shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income Tax purposes.

                 (e) Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto, (x) pursuant to clauses (i) and
(ii) of Section 10(b) and clauses (i) and (ii) of Section 10(c) shall terminate at the close of business on March 31, 1995 (provided that such indemnification obligations with respect to covenants that require performance after the Closing Date shall not terminate) and (y) pursuant to the other clauses of
Section 10(a) and (b) shall not terminate; provided, however, that as to clause
(x) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to the party to be providing the indemnification.

                 (f) Procedures Relating to Indemnification. In order for a party (the "indemnified party") to be entitled to any indemnification provided under this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim within 20 days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

                 If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, at its sole cost and upon written notice to the indemnified party to assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party if the indemnifying party acknowledges in writing the obligation of the indemnifying party to indemnify in accordance with the terms of this Agreement (including
Section 10) the indemnified party with respect to such Third Party Claim and the Third Party Claim involved seeks (and continues to seek) primarily monetary damages of which 50% or more would be paid by the indemnifying party

(after giving effect to the limitation of Section 10(b)) if such damages were paid in full. If the indemnifying party assumes such defense, the indemnified party shall be entitled to participate in the defense at its own expense. If the indemnifying party shall fail to defend a Third Party Claim with respect to which it is obligated to indemnify the indemnified party under this Section 10, or if after commencing or undertaking any such defense to such Third Party Claim, fails to prosecute or withdraws from such defense, the indemnified party shall have the right to undertake such defense at the expense of the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expense subsequently incurred by the indemnified party in connection with the defense thereof. The indemnifying party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim without the written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) unless the settlement, compromise, discharge or judgment obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim which releases the indemnified party completely in connection with such Third Party Claim and would not adversely affect the Business or its properties and prospects. The indemnifying party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not without the prior consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), enter into any compromise or settlement of such Third Party Claim which commits the indemnified party to take, or to forbear to take, any action. The indemnified party shall have the sole and exclusive right to settle any Third Party Claim on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, and shall have the right to settle any such Third Party Claim involving monetary damages, the defense of which shall not have been assumed by the indemnifying party after notice thereof pursuant hereto, with the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

                 With respect to all Third Party Claims, the indemnified party will cooperate in all reasonable respects with the indemnifying party in connection with such claims and the defense and/or compromise thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. With respect to Third Party Claims that do not involve equitable or non-monetary relief, whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not, without first waiving the indemnity as to such claim, admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent, which consent shall not be unreasonably withheld or delayed.

                 (g) Mitigation. Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

                 11. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party hereto without the prior written consent of the other party hereto, which consent may be withheld for any reason except that Buyer may assign its rights hereunder to any of its affiliates or designate an affiliate to take title to the Assets without such consent provided that Buyer guarantees the obligations of such affiliate, which guarantee shall be in form and substance satisfactory to Seller and its counsel. In any event, no assignment of this Agreement shall relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, successors in interest and permitted assigns. Any assignment in noncompliance with this Section 11 shall be null and void.

                 12.  No Third-Party Beneficiaries.  Except as provided in
Section 10, this Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give any person or entity, other than the parties hereto, any legal or equitable rights hereunder.

                 13. Termination. (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned:

                 (i) by mutual written consent of Seller and Buyer;

                (ii) by Seller if any of the conditions set forth in Section 3(a) and (c) shall have become incapable of fulfillment and shall not have been waived by Seller;

               (iii) by Buyer if any of the conditions set forth in Section 3(a) and (b) shall have become incapable of fulfillment and shall not have been waived by Buyer; and

                (iv) by either party hereto, if the Closing does not occur on or prior to March 31, 1994;

provided that the party seeking termination pursuant to clause (ii), (iii) or
(iv) shall not be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

                 (b) In the event of termination by Seller or Buyer pursuant to this Section 13, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

                 (i) Buyer shall immediately return to Seller all documents and other material received from Seller relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

                (ii) all confidential information received by Buyer with respect to Seller, the Business or Seller's other businesses shall be treated in accordance with the Buyer Confidentiality Agreement, which agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

                 (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 13, this Agreement shall become void and of no further force and effect, except for the provisions of

Section 7(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it from Seller, Section 8(e) relating to publicity, Section 16 relating to certain expenses, Section 23 relating to finder's fees and broker's fees, Section 29 relating to attorney's fees and
Section 30 relating to jurisdiction.   Nothing in this Section 13 shall be
deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement.

                 14. Survival of Representations. The representations and warranties in this Agreement shall survive the Closing and shall terminate on March 31, 1995.

                 15. Access to Records. After the Closing, upon reasonable notice, Buyer and Seller shall furnish, or cause to be furnished, to each other and their officers, attorneys, accountants and other authorized representatives access, during normal business hours, to such information (including books and records pertinent to the Business, the Assets and the Assumed Liabilities) and assistance relating to the Business, the Assets and the Assumed Liabilities as is reasonably necessary in connection with the preparation of tax and financial reporting matters and tax audits or for any other matter reasonably requested; provided, however, that such access does not unreasonably disrupt the normal operations of Buyer or the Seller Entities and provided further that the party requesting cooperation shall pay the reasonable out-of- pocket costs incurred by the party furnishing cooperation. Without limiting the generality of the foregoing, Buyer shall cooperate with Seller in connection with the lawsuits and claims included in the Retained Liabilities, including, without limitation, by giving Seller reasonable access to records and employees of Buyer and by making reasonably available to Seller any such employees that are necessary in Seller's judgment to serve as witnesses in connection with such lawsuits and claims (it being understood that Seller shall not be required to pay for such employees' time). Notwithstanding anything herein to the contrary, Seller shall not be required to provide access to any Tax returns, reports, forms, documents or memoranda.

                 16. Expenses. Whether or not the transactions contemplated hereby are consummated, Seller and Buyer shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby, except as expressly set forth in this Agreement.

                 17. Amendments. No amendment to this Agreement shall be effective unless it is in writing and signed by the party against whom enforcement is sought.

                 18. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail (return receipt requested) or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (i) if to Buyer,

                                  Teleflex Incorporated
                                  630 West Germantown Pike
                                  Suite 450
                                  Plymouth Meeting, PA 19462
                                  Attention:  Steven K. Chance, Esq.

                      with a copy to:

                                  Dechert Price & Rhoads
                                  4000 Bell Atlantic Tower
                                  1717 Arch Street
                                  Philadelphia, PA 19103
                                  Attention:  G. Daniel O'Donnell, Esq.

                 (ii) if to Seller,

                                  Edward Weck Incorporated
                                  In care of Bristol-Myers Squibb Company
                                  345 Park Avenue
                                  New York, NY 10154
                                  Attention:  General Counsel
                      with copies to:

                                  Bristol-Myers Squibb Company
                                  345 Park Avenue
                                  New York, NY 10154
                                  Attention:  Robert E. Ewers, Jr., Esq.

                                  Cravath, Swaine & Moore
                                  Worldwide Plaza
                                  825 Eighth Avenue
                                  New York, NY 10019-7475
                                  Attention:  W. Clayton Johnson, Esq.

                 19. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of interpretations of this Agreement. All references herein to numbered sections are to sections of this Agreement.

                 20. Counterparts. This Agreement and the Schedules hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered by facsimile.

                 21. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

                 22. Waiver; Remedies. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

                 23. Fees. Each party hereto hereby represents and warrants that (a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are Goldman, Sachs & Co. with respect to Seller and (b) Seller will pay all fees or commissions which may be payable to such firm.

                 24. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

                 25. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

                 26. Buyer's Investigation. Buyer acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the Business, the Assets and the Assumed Liabilities and has relied solely on such investigation and verification and the representations and warranties of Seller expressly set forth in this Agreement (including the Schedules and Exhibits hereto). Buyer further acknowledges that, except as expressly set forth in this Agreement (including the Schedules and Exhibits hereto), there are no representations or warranties of any kind, express or implied, with respect to the Business, the Assets or the Assumed Liabilities, and that the Buyer is purchasing the Assets "as is" and "with all faults". Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                 27. Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

                 28.  Bulk Transfer Laws.  Notwithstanding the provisions of
Section 8(a)(i)(A), Buyer hereby waives compliance by Seller with the provisions of any so-called Bulk Transfer Law of any jurisdiction in connection with the sale of the Assets to Buyer. Seller shall indemnify and hold harmless Buyer against any and all liabilities which may be asserted by third parties against Buyer as a result of noncompliance with any such Bulk Transfer Law, other than liabilities which Buyer shall have expressly assumed pursuant to this Agreement.

                 29. Attorney Fees. Should any litigation be commenced concerning this Agreement or any transaction contemplated hereby or the rights and duties of any party with respect to this Agreement, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorney fees and expenses determined by the court in such litigation or in a separate action brought for the purpose.

                 30. Consent to Jurisdiction. Each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, including the guarantee referred to in Section 3(b)(iv) (and agrees not to commence any action, suit or proceeding relating hereto except in such courts). Each of Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Supreme Court of the State of New York, New York County, or
(b) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                 31. Contingent Payments. (a) Effective at the Closing Date, Buyer shall pay to Seller an amount equal to 5% of worldwide Net Sales by Buyer and its affiliates (or, with respect to sales on or after January 1, 1994, and prior to the Closing Date, if any, by the Seller Entities) of Contingent Payment Products during the Contingent Payment Period.

                 (b) For purposes of this Section 31, the following definitions shall apply:

                 (i) "Net Sales" means gross sales less (x) returns and allowances (including trade and quantity discounts) actually credited to customers, and (y) any collected tax or other governmental charge on the sale, export, transportation, use or delivery of the Contingent Payment Products, in each case determined in accordance with Buyer's accounting policies and procedures (so long as such policies and procedures comply with United States generally accepted accounting principles).

                (ii) "Contingent Payment Period" means the period beginning on January 1, 1994 and ending on December 31, 2001; provided, howeve, that the Contingent Payment Period shall terminate at such time as the aggregate payments received by Seller from Buyer pursuant to this
         Section 31 shall equal Five million Dollars ($5,000,000) (the "Contingent Payment Cap"), as may be adjusted pursuant to Section 2(c).

               (iii) "Contingent Payment Products" means all products sold by Buyer and its affiliates during the Contingent Payment Period within the following product lines reflected on page 26 of the Edward Weck Incorporated Strategic Plan dated August 9, 1993 (attached hereto for identification purposes only as Exhibit M), including all modifications, improvements, adaptations and extensions of such products:

                      (1)  "Endo Ligation", "Reposable ECO" and "Appliers"
                 (a new ligation system currently referred to by Seller as the "ECOSYSTEM", including reposable ligation appliers and disposable clip cartridges for use in both endoscopic and open surgical procedures, but excluding appliers that currently are being sold by the Business);

                      (2)  "Generic Clip" (a ligation clip product
                 currently referred to by Seller as the "EZ Load Manual Ligation Clip Cartridge", a line extension to the existing manual ligation cartridge); and

                      (3) "New Stapler" (a new stapler system currently referred to by Seller as "Visistat

                 R.H.", a newly designed disposable rotating head skin stapler intended to replace the 360 LX skin stapler; and a new stapler system currently referred to by Seller as "Visistat R.H. ECOSYSTEM", a newly designed reusable handle and disposable staple cartridge).

                 (c) Buyer shall deliver to Seller within 45 days following the end of each calendar quarter in the Contingent Payment Period and within 45 days following the end of the Contingent Payment Period (x) the payments due under this Section 31 with respect to Net Sales of Contingent Payment Products during such calendar quarter or portion thereof payable in immediately available funds by wire transfer to a bank account designated by Seller to Buyer from time to time for such purpose and (y) a statement setting forth in reasonable detail the calculation of such payments for such calendar quarter or portion thereof, which statement shall be accompanied by a certificate of the principal financial or accounting officer of Buyer to the effect that such statement is derived from the accounting books and records of Buyer and its affiliates and fairly presents the matters set forth therein in accordance with this Section 31. All payments shall be paid to Seller in U.S. dollars. For purposes of determining the amount of any payment due under this Section 31 with respect to Net Sales in foreign currencies, such Net Sales shall be converted into U.S. dollars at the prevailing commercial rate of exchange for purchasing U.S. dollars with the applicable foreign currency, as quoted by Citibank, N.A. in New York City on the last business day of the calendar quarter with respect to which the relevant payment is to be made.

                 (d) Upon reasonable notice, Buyer shall provide Seller and Seller's accountants or other representatives with reasonable access during normal business hours to all relevant books and records of Buyer and its affiliates (including, without limitation, working papers of Buyer and Buyer's accountants used in the preparation of the statements referred to in paragraph
(c) above) for the purpose of determining the accuracy of all payments and statements delivered by Buyer under this Section 31; provided that Seller shall not be provided such access more than once each calendar year. Buyer shall and shall cause its affiliates to keep complete and accurate records of all such books and records. Seller agrees to keep all such information confidential and shall not use any such information except for the purpose of determining the accuracy of payments and statements by Buyer under this Section 31.

                 (e) Buyer's obligations under this Section 31 shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection herewith or any right or alleged right to indemnification hereunder.



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

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                               EDWARD WECK INCORPORATED,

                                                 by
                                                    Mervyn Weiner
                                                   ----------------------------
                                                   Name:  Mervyn Weiner
                                                   Title: Authorized Signatory



                                               TELEFLEX INCORPORATED,

                                                 by
                                                    John J. Sickler
                                                   ----------------------------
                                                   Name:  John J. Sickler
                                                   Title: Senior Vice President